Exhibit 99.4
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
     Some of the statements in this Form 10-K include forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that involve inherent risks and uncertainties. These statements include in general forward-looking statements both with respect to us and the insurance industry. Statements that are not historical facts, including statements that use terms such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects,” “seeks” and “will” and that relate to our plans and objectives for future operations, are forward-looking statements. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements in this Form 10-K should not be considered as a representation by us or any other person that our objectives or plans will be achieved. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. Important factors that could cause actual results to differ materially from those in such forward-looking statements are set forth in Item 1.A. “Risk Factors” in this Form 10-K. We undertake no obligation to release publicly the results of any future revisions we make to the forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Overview
Our Business
     We write a diversified portfolio of property and casualty insurance and reinsurance lines of business internationally through our insurance subsidiaries or branches based in Bermuda, the United States, Ireland, Switzerland and the United Kingdom. We manage our business through three operating segments: U.S. insurance, international insurance and reinsurance. As of December 31, 2008, we had approximately $9.1 billion of total assets, $2.4 billion of shareholders’ equity and $3.2 billion of total capital, which includes shareholders’ equity and outstanding debt.
     During the year ended December 31, 2008, we experienced rate declines and increased competition across all of our operating segments. Increased competition has principally resulted from increased capacity in the insurance and reinsurance marketplaces. We believe the trend of decreasing rates may continue into 2009 for certain lines of business as a result of increased competition to retain existing business and to generate new business. For other lines of business, particularly professional liability products for the financial institutions sector, we believe rates have increased and will continue to increase as a result of the ongoing turmoil in the financial and credit markets. Given these trends, we continue to be selective in the insurance policies and reinsurance contracts we underwrite. Our consolidated gross premiums written decreased by $59.9 million, or 4.0%, for the year ended December 31, 2008 compared to the year ended December 31, 2007. Our net income for the year ended December 31, 2008 decreased by $285.6 million, or 60.9%, to $183.6 million compared to $469.2 million for the year ended December 31, 2007. During the year ended December 31, 2008, we were negatively impacted by net losses and loss expenses of $113.3 million related to Hurricanes Gustav and Ike, as well as realized investment losses of $272.9 million, including other-than-temporary impairment charges of $212.9 million.
Recent Developments
Darwin Acquisition
     On June 27, 2008, we entered into a definitive merger agreement to acquire Darwin Professional Underwriters, Inc. (“Darwin”). Darwin is a holding company whose subsidiaries are engaged in the executive and professional liability insurance business with an emphasis on coverage for the healthcare industry. The transaction was completed on October 20, 2008 and has been accounted for as a purchase. Under the purchase method of accounting for a business combination, the assets and liabilities of Darwin were recorded at their fair values on the acquisition date. Under the terms of the merger agreement, stockholders of Darwin received $32.00 per share in cash for each share of Darwin common stock in exchange for 100% of their interests in Darwin. Also, each outstanding Darwin stock option became fully vested and was converted into an amount in cash equal to (i) the excess of $32.00 over the exercise price per share of the stock option, multiplied by (ii) the total number of shares of Darwin common stock subject to the stock option. In addition, each outstanding Darwin restricted share became fully vested and was converted into the right to receive $32.00 in cash per restricted share, and each outstanding director share unit was converted to receive $32.00 in cash per share unit. The total cash consideration paid was $558.8 million, including direct costs of the acquisition of $8.5 million, and was paid with available capital. For the period from October 20, 2008 to December 31, 2008, Darwin had gross premiums written of $68.9 million and an underwriting profit (net premiums earned and other income less losses and loss expenses, acquisition costs and general and administrative expenses) of $13.8 million.

Financial Markets
     During 2008, there has been significant turmoil in the U.S. and international financial markets, which is likely to persist into 2009. The ability to borrow funds or raise additional capital has become limited as there has been reduced liquidity in the capital markets. These events have impacted us in several ways. First, the market for certain securities has become less active, which has made pricing certain securities difficult and which has had the effect of lowering their fair value. While we have taken significant net realized investment losses of $272.9 million from the sale of fixed income securities, mark-to-market adjustments on our hedge fund investments and other-than-temporary-impairment charges during the year ended December 31, 2008, we believe that our investment portfolio remains well diversified, conservative and of high quality. As of December 31, 2008 we had a net unrealized gain of $105.6 million included in “accumulated other comprehensive income” in the consolidated balance sheet. As of December 31, 2008, approximately 99% of our fixed income investments (which included individually held securities and securities held in a global high-yield bond fund) consisted of investment grade securities, whose average credit rating is AA+ as rated by Standard & Poor’s. Our investment portfolio does not include any real estate, collateralized debt obligations, collateralized loan obligations, or other complex financial structures and a minimal amount of direct investments in common and preferred stock. Our investment portfolio contains no transaction that requires the posting of collateral.
     Secondly, the recent events have also impacted us, as well as others in the industry, in the ability to raise additional capital if necessary given the current market conditions. We believe it would be difficult to raise new capital in the current financial markets at reasonable prices. However, we have a credit facility with a syndication of 13 lenders that is comprised of a $400 million secured facility and a $400 million unsecured facility, which expires in 2012. During 2008, we borrowed a principal amount of $243.8 million from the unsecured facility to increase the cash position of the company to preserve its financial flexibility in light of the current uncertainty in the credit markets. We repaid this syndicated loan in February 2009. For more information on our credit facility, please see “— Liquidity and Capital Resources — Restrictions, and Specific Requirements”.
     Thirdly, another impact of the turmoil in the financial markets is the ability of insurance companies we compete with to retain business. Several major insurance companies have been severely impacted by the recent events in the financial markets. We believe that such events are likely to have a significant effect on competition and pricing in our industry, although the ultimate impact remains unclear. We continue to analyze how to best position our company to benefit from ongoing competitive developments.
Change to Segment Reporting
     During the first quarter of 2009, our Chief Executive Officer (our chief operating decision maker) realigned the company’s management reporting structure due to organizational changes and the growth of our direct specialty insurance operations in the United States, including the recent acquisition of Darwin, and an increasing emphasis on markets and customers served. As a result, management monitors the performance of its direct underwriting operations based on the geographic location of the company’s offices, the markets and customers served and the type of accounts written. There were no changes to how management monitors its reinsurance underwriting operations. Accordingly, the reinsurance segment continues to be reported on its historical basis without any modifications. We are currently organized into three operating segments: U.S. insurance, international insurance and reinsurance. All product lines fall within these classifications.
     The U.S. insurance segment includes the Company’s direct specialty insurance operations in the United States. This segment provides both direct property and specialty casualty insurance to non-Fortune 1000 North American domiciled accounts. The international insurance segment includes the Company’s direct insurance operations in Bermuda, Europe and Hong Kong. This segment provides both direct property and casualty insurance primarily to Fortune 1000 North American domiciled accounts and mid-sized to large non-North American domiciled accounts. The reinsurance segment includes the reinsurance of property, general casualty, professional liability, specialty lines and property catastrophe coverages written by insurance companies. We presently write reinsurance on both a treaty and a facultative basis, targeting several niche reinsurance markets.
The discussion of our results of operations comparing the year ended December 31, 2008 to the year ended December 31, 2007 and the year ended December 31, 2007 to the year ended December 31, 2006 are based on the new segments. All segment information for the years ended December 31, 2008, 2007 and 2006 has been recast using the new segments.

Relevant Factors
Revenues
     We derive our revenues primarily from premiums on our insurance policies and reinsurance contracts, net of any reinsurance or retrocessional coverage purchased. Insurance and reinsurance premiums are a function of the amounts and types of policies and contracts we write, as well as prevailing market prices. Our prices are determined before our ultimate costs, which may extend far into the future, are known. In addition, our revenues include income generated from our investment portfolio, consisting of net investment income and net realized investment gains or losses. Investment income is principally derived from interest and dividends earned on investments, partially offset by investment management fees and fees paid to our custodian bank. Net realized investment gains or losses include (1) net realized investment gains or losses from the sale of investments, (2) write-downs related to declines in the market value of securities on our available for sale portfolio that were considered to be other than temporary and (3) the change in the fair value of investments that we mark-to-market in the consolidated statements of operations and comprehensive income.
Expenses
     Our expenses consist largely of net losses and loss expenses, acquisition costs and general and administrative expenses. Net losses and loss expenses incurred are comprised of three main components:
•	losses paid, which are actual cash payments to insureds, net of recoveries from reinsurers;

•	outstanding loss or case reserves, which represent management’s best estimate of the likely settlement amount for known claims, less the portion that can be recovered from reinsurers; and

•	IBNR, which are reserves established by us for changes in the values of claims that have been reported to us but are not yet settled, as well as claims that have occurred but have not yet been reported. The portion recoverable from reinsurers is deducted from the gross estimated loss.
     Acquisition costs are comprised of commissions, brokerage fees and insurance taxes. Commissions and brokerage fees are usually calculated as a percentage of premiums and depend on the market and line of business. Acquisition costs are reported after (1) deducting commissions received on ceded reinsurance, (2) deducting the part of acquisition costs relating to unearned premiums and (3) including the amortization of previously deferred acquisition costs.
     General and administrative expenses include personnel expenses including stock-based compensation charges, rent expense, professional fees, information technology costs and other general operating expenses. We are experiencing increases in general and administrative expenses resulting from additional staff, increased stock-based compensation expense, increased rent expense for our U.S. offices, increased professional fees and additional amortization expense for building-related and infrastructure expenditures. We believe this trend will continue into 2009 as we continue to hire additional staff and build our infrastructure, including the addition of Darwin expenses for the full year 2009.
Ratios
     Management measures results for each segment on the basis of the “loss and loss expense ratio,” “acquisition cost ratio,” “general and administrative expense ratio,” “expense ratio” and the “combined ratio.” Because we do not manage our assets by segment, investment income, interest expense and total assets are not allocated to individual reportable segments. General and administrative expenses are allocated to segments based on various factors, including staff count and each segment’s proportional share of gross premiums written. The “loss and loss expense ratio” is derived by dividing net losses and loss expenses by net premiums earned. The “acquisition cost ratio” is derived by dividing acquisition costs by net premiums earned. The “general and administrative expense ratio” is derived by dividing general and administrative expenses by net premiums earned. The “expense ratio” is the sum of the acquisition cost ratio and the general and administrative expense ratio. The “combined ratio” is the sum of the loss and loss expense ratio, the acquisition cost ratio and the general and administrative expense ratio.
Critical Accounting Policies
     It is important to understand our accounting policies in order to understand our financial position and results of operations. Our consolidated financial statements reflect determinations that are inherently subjective in nature and require management to make assumptions and best estimates to determine the reported values. If events or other factors cause actual results to differ materially from management’s underlying assumptions or estimates, there could be a material adverse effect on our financial condition or results of operations. The following are the accounting policies that, in management’s judgment, are critical due to the judgments, assumptions and uncertainties underlying the application of those policies and the potential for results to differ from management’s assumptions.
Reserve for Losses and Loss Expenses
     The reserve for losses and loss expenses is comprised of two main elements: outstanding loss reserves, also known as “case reserves,” and reserves for IBNR. Outstanding loss reserves relate to known claims and represent management’s best estimate of the likely loss settlement. Thus, there is a significant amount of estimation involved in determining the likely loss payment. IBNR reserves require judgment because they relate primarily to unreported events that based on industry information, management’s experience and actuarial evaluation can reasonably be expected to have occurred and are reasonably likely to result in a loss to our company. IBNR reserves also relate to reported events that our claims department currently does not believe will reach our attachment point and based on industry information, management’s experience and actuarial evaluation can reasonably be expected to reach our attachment point and are reasonably likely to result in a loss to our company.
     IBNR is the estimated liability for (1) changes in the values of claims that have been reported to us but are not yet settled, as well as (2) claims that have occurred but have not yet been reported. Each claim is settled individually based upon its merits, and it is not unusual for a claim to take years after being reported to settle, especially if legal action is involved. As a result, reserves for losses and loss expenses include significant estimates for IBNR reserves.
     The reserve for IBNR is estimated by management for each line of business based on various factors, including underwriters’ expectations about loss experience, actuarial analysis, comparisons with the results of industry benchmarks and loss experience to date. The reserve for IBNR is calculated as the ultimate amount of losses and loss expenses less cumulative paid losses and loss expenses and case reserves. Our actuaries employ generally accepted actuarial methodologies to determine estimated ultimate loss reserves.
     While management believes that our case reserves and IBNR are sufficient to cover losses assumed by us there can be no assurance that losses will not deviate from our reserves, possibly by material amounts. The methodology of estimating loss reserves is periodically reviewed to ensure that the assumptions made continue to be appropriate. To the extent actual reported losses exceed estimated losses, the carried estimate of the ultimate losses will be increased (i.e., unfavorable reserve development), and to the extent actual reported losses are less than our expectations, the carried estimate of ultimate losses will be reduced (i.e., favorable reserve development). We record any changes in our loss reserve estimates and the related reinsurance recoverables in the periods in which they are determined.
     Reserves for losses and loss expenses as of December 31, 2008, 2007 and 2006 were comprised of the following:

	As of December 31,
	2008	2007	2006
	($ in millions)
Case reserves	$1,132.9	$963.4	$935.2
IBNR	3,443.9	2,956.4	2,701.8

Reserve for losses and loss expenses	4,576.8	3,919.8	3,637.0
Reinsurance recoverables	(888.3)	(682.8)	(689.1)

Net reserve for losses and loss expenses	$3,688.5	$3,237.0	$2,947.9

     The estimate of reserves for our property insurance and property reinsurance lines of business, relies primarily on traditional loss reserving methodologies, utilizing selected paid and reported loss development factors. In the property lines of business, claims are generally reported and paid within a relatively short period of time (“shorter tail lines”) during and following the policy coverage period. This generally enables us to determine with greater certainty our estimate of ultimate losses and loss expenses.
     Our casualty insurance and casualty reinsurance lines of business includes general liability risks, healthcare and professional liability risks. Claims may be reported or settled several years after the coverage period has terminated for these lines of business (“longer tail lines”), which increases uncertainties of our reserve estimates in such lines. In addition, our attachment points for these longer tail lines are relatively high, making reserving for these lines of business more difficult than shorter tail lines. We establish a case reserve when sufficient information is gathered to make a reasonable estimate of the liability, which often requires a significant amount of information and time. Due to the lengthy reporting pattern of these casualty lines, reliance is placed on industry benchmarks supplemented by our own experience. For expected loss ratio selections, we are placing greater consideration on our experience supplemented with analysis of trends, rate changes and experience of peer companies.
     Our reinsurance treaties are reviewed individually, based upon individual characteristics and loss experience emergence. Loss reserves on assumed reinsurance have unique features that make them more difficult to estimate. Reinsurers have to rely upon the cedents and reinsurance intermediaries to report losses in a timely fashion. Reinsurers must rely upon cedents to price the underlying business appropriately. Reinsurers have less predictable loss emergence patterns than direct insurers, particularly when writing excess of loss contracts. We establish loss reserves upon receipt of advice from a cedent that a reserve is merited. Our claims staff may establish additional loss reserves where, in their judgment, the amount reported by a cedent is potentially inadequate.
     For excess of loss treaties, cedents generally are required to report losses that either exceed 50% of the retention, have a reasonable probability of exceeding the retention or meet serious injury reporting criteria. All reinsurance claims that are reserved are reviewed at least every six months. For proportional treaties, cedents are required to give a periodic statement of account, generally monthly or quarterly. These periodic statements typically include information regarding written premiums, earned premiums, unearned premiums, ceding commissions, brokerage amounts, applicable taxes, paid losses and outstanding losses. They can be submitted 60 to 90 days after the close of the reporting period. Some proportional treaties have specific language regarding earlier notice of serious claims.
     Reinsurance generally has a greater time lag than direct insurance in the reporting of claims. The time lag is caused by the claim first being reported to the cedent, then the intermediary (such as a broker) and finally the reinsurer. This lag can be up to six months or longer in certain cases. There is also a time lag because the insurer may not be required to report claims to the reinsurer until certain reporting criteria are met. In some instances this could be several years, while a claim is being litigated. We use reporting factors from the Reinsurance Association of America to adjust for time lags. We also use historical treaty-specific reporting factors when applicable. Loss and premium information are entered into our reinsurance system by our claims department and our accounting department on a timely basis.
     We record the individual case reserves sent to us by the cedents through the reinsurance intermediaries. Individual claims are reviewed by our reinsurance claims department and adjusted as deemed appropriate. The loss data received from the intermediaries is checked for reasonableness and for known events. The loss listings are reviewed during routine claim audits.
     The expected loss ratios that we assign to each treaty are based upon analysis and modeling performed by a team of actuaries. The historical data reviewed by the team of pricing actuaries is considered in setting the reserves for all treaty years with each cedent. The historical data in the submissions is matched against our carried reserves for our historical treaty years.
     Loss reserves do not represent an exact calculation of liability. Rather, loss reserves are estimates of what we expect the ultimate resolution and administration of claims will cost. These estimates are based on actuarial and statistical projections and on our assessment of currently available data, as well as estimates of future trends in claims severity and frequency, judicial theories of liability and other factors. Loss reserve estimates are refined as experience develops and as claims are reported and resolved. In addition, the relatively long periods between when a loss occurs and when it may be reported to our claims department for our casualty insurance and casualty reinsurance lines of business also increase the uncertainties of our reserve estimates in such lines.
     We utilize a variety of standard actuarial methods in our analysis. The selections from these various methods are based on the loss development characteristics of the specific line of business. For lines of business with extremely long reporting periods such as casualty reinsurance, we may rely more on an expected loss ratio method (as described below) until losses begin to develop. The actuarial methods we utilize include:
     Paid Loss Development Method. We estimate ultimate losses by calculating past paid loss development factors and applying them to exposure periods with further expected paid loss development. The paid loss development method assumes that losses are paid at a consistent rate. It provides an objective test of reported loss projections because paid losses contain no reserve estimates. In some circumstances, paid losses for recent periods may be too varied for accurate predictions. For many coverages, claim payments are made very slowly and it may take years for claims to be fully reported and settled. These payments may be unreliable for determining future loss projections because of shifts in settlement patterns or because of large settlements in the early stages of development. Choosing an appropriate “tail factor” to determine the amount of payments from the latest development period to the ultimate development period may also require considerable judgment, especially for coverages that have long payment patterns. As we have limited payment history, we have had to supplement our loss development patterns with appropriate benchmarks.

     Reported Loss Development Method. We estimate ultimate losses by calculating past reported loss development factors and applying them to exposure periods with further expected reported loss development. Since reported losses include payments and case reserves, changes in both of these amounts are incorporated in this method. This approach provides a larger volume of data to estimate ultimate losses than the paid loss development method. Thus, reported loss patterns may be less varied than paid loss patterns, especially for coverages that have historically been paid out over a long period of time but for which claims are reported relatively early and case loss reserve estimates established. This method assumes that reserves have been established using consistent practices over the historical period that is reviewed. Changes in claims handling procedures, large claims or significant numbers of claims of an unusual nature may cause results to be too varied for accurate forecasting. Also, choosing an appropriate “tail factor” to determine the change in reported loss from that latest development period to the ultimate development period may require considerable judgment. As we have limited reported history, we have had to supplement our loss development patterns with appropriate benchmarks.
     Expected Loss Ratio Method. To estimate ultimate losses under the expected loss ratio method, we multiply earned premiums by an expected loss ratio. The expected loss ratio is selected utilizing industry data, historical company data and professional judgment. This method is particularly useful for new insurance companies or new lines of business where there are no historical losses or where past loss experience is not credible.
     Bornhuetter-Ferguson Paid Loss Method. The Bornhuetter-Ferguson paid loss method is a combination of the paid loss development method and the expected loss ratio method. The amount of losses yet to be paid is based upon the expected loss ratios. These expected loss ratios are modified to the extent paid losses to date differ from what would have been expected to have been paid based upon the selected paid loss development pattern. This method avoids some of the distortions that could result from a large development factor being applied to a small base of paid losses to calculate ultimate losses. This method will react slowly if actual loss ratios develop differently because of major changes in rate levels, retentions or deductibles, the forms and conditions of reinsurance coverage, the types of risks covered or a variety of other changes.
     Bornhuetter-Ferguson Reported Loss Method. The Bornhuetter-Ferguson reported loss method is similar to the Bornhuetter-Ferguson paid loss method with the exception that it uses reported losses and reported loss development factors.
     During 2008 and 2007, we adjusted our reliance on actuarial methods utilized for certain casualty lines of business and loss years within our U.S. insurance and international insurance segments from using a blend of the Bornhuetter-Ferguson reported loss method and the expected loss ratio method to using only the Bornhuetter-Ferguson reported loss method. Also during 2008, we began adjusting our reliance on actuarial methods utilized for certain other casualty lines of business and loss years within all of our operating segments by placing greater reliance on the Bornhuetter-Ferguson reported loss method than on the expected loss ratio method. Placing greater reliance on more responsive actuarial methods for certain casualty lines of business and loss years within each of operating segments is a natural progression as we mature as a company and gain sufficient historical experience of our own that allows us to further refine our estimate of the reserve for losses and loss expenses. We believe utilizing only the Bornhuetter-Ferguson reported loss method for older loss years will more accurately reflect the reported loss activity we have had thus far in our ultimate loss ratio selections, and will better reflect how the ultimate losses will develop over time. We will continue to utilize the expected loss ratio method for the most recent loss years until we have sufficient historical experience to utilize other acceptable actuarial methodologies.
     We expect that the trend of placing greater reliance on more responsive actuarial methods, for example from the expected loss ratio method to the Bornhuetter-Ferguson reported loss method, to continue as both (1) our loss years mature and become more statistically reliable and (2) as we build databases of our internal loss development patterns. In this instance, the expected loss ratio remains a key assumption as the Bornhuetter-Ferguson methods rely upon an expected loss ratio selection and a loss development pattern selection.
     The key assumptions used to arrive at our best estimate of loss reserves are the expected loss ratios, rate of loss cost inflation, selection of benchmarks and reported and paid loss emergence patterns. Our reporting factors and expected loss ratios are based on a blend of our own experience and industry benchmarks for longer-tailed business and primarily our own experience for shorter-tail business. The benchmarks selected were those that we believe are most similar to our underwriting business.
     Our expected loss ratios for shorter tail lines change from year to year. As our losses from shorter tail lines of business are reported relatively quickly, we select our expected loss ratios for the most recent years based upon our actual loss ratios for our older years adjusted for rate changes, inflation, cost of reinsurance and average storm activity. For the shorter tail lines, we initially used benchmarks for reported and paid loss emergence patterns. As we mature as a company, we have begun supplementing those benchmark patterns with our actual patterns as appropriate. For the longer tail lines, we continue to use benchmark patterns, although we update the benchmark patterns as additional information is published regarding the benchmark data.
     For shorter tail lines, the primary assumption that changed during both 2008 as compared to 2007 and 2007 as compared to 2006 was paid and reported loss emergence patterns that were generally lower than we had previously estimated for each year. As a result of this change, we recognized net favorable prior year reserve development in both 2008 and 2007. We believe recognition of the reserve changes in the period they were recorded was appropriate since a pattern of reported losses had not emerged and the loss years were too immature to deviate from the expected loss ratio method in prior periods.
     The selection of the expected loss ratios for the longer tail lines is our most significant assumption. Due to the lengthy reporting pattern of longer tail lines, we supplement our own experience with industry benchmarks of expected loss ratios and reporting patterns in addition to our own experience. For our longer tail lines, the primary assumption that changed during both 2008 as compared to 2007 and 2007 as compared to 2006 was using the Bornhuetter-Ferguson loss development method for certain casualty lines of business and loss years as discussed above. This method calculated a lower projected loss ratio based on loss emergence patterns to date. As a result of the change in the expected loss ratio, we recognized net favorable prior year reserve development in the current year. We believe that recognition of the reserve changes in the period they were recorded was appropriate since a pattern of reported losses had not emerged and the loss years were too immature to deviate from the expected loss ratio method in prior periods.
     Our overall change in the loss reserve estimates related to prior years increased as a percentage of total carried reserves during 2008 and 2007. On an opening carried reserve base of $3,237.0 million, after reinsurance recoverable, we had a net decrease of $280.1 million, or 8.7%, during 2008, and for 2007 we had a net decrease of $123.1 million, or 4.2%, on an opening carried reserve base of $2,947.9 million, after reinsurance recoverables. The higher percentage change in 2008 was due to overall actual loss emergence being lower than the initial expected loss emergence for all of our operating segments.
     There is potential for significant variation in the development of loss reserves, particularly for the casualty lines of business due to their long-tail nature and high attachment points. The maturing of our casualty insurance and reinsurance loss reserves have caused us to reduce what we believe is a reasonably likely variance in the expected loss ratios for older loss years. As of December 31, 2008 and 2007, we believe a reasonably likely variance in our expected loss ratio in percentage points for our loss years are as follows:

	As of December 31,
	2008	2007
Loss Year
2002	4.0%	6.0%
2003	6.0%	8.0%
2004	8.0%	10.0%
2005	10.0%	10.0%
2006	10.0%	10.0%
2007	10.0%	10.0%
2008	10.0%	—
     The change in the reasonably likely variance for the 2002 through 2004 loss years in 2008 compared to 2007 is due to giving greater weight to the Bornhuetter-Ferguson loss development method for additional lines of business during 2008 and additional development of losses. As a result, the reasonably likely variance of our aggregate expected loss ratio for our casualty insurance and casualty reinsurance lines of business was nine percentage points as of December 31, 2008 and 2007. If our final casualty insurance and reinsurance loss ratios vary by nine percentage points from the expected loss ratios in aggregate, our required net reserves after reinsurance recoverable would increase or decrease by approximately $523.3 million. Because we expect a small volume of large claims, it is more difficult to estimate the ultimate loss ratios, so we believe the variance of our loss ratio selection could be relatively wide. This would result in either an increase or decrease to income before income taxes and total shareholders’ equity of approximately $523.3 million. As of December 31, 2008, this represented approximately 22% of total shareholders’ equity. In terms of liquidity, our contractual obligations for reserves for losses and loss expenses would also decrease or increase by approximately $523.3 million after reinsurance recoverable. If our obligations were to increase by $523.3 million, we believe we currently have sufficient cash and investments to meet those obligations. We believe showing the impact of an increase or decrease in the expected loss ratios is useful information despite the fact that we have realized only net favorable prior year loss development each calendar year. We continue to use industry benchmarks to supplement our expected loss ratios, and these industry benchmarks have implicit in them both favorable and unfavorable loss development, which we incorporate into our selection of the expected loss ratios.

Reinsurance Recoverable
     We determine what portion of the losses will be recoverable under our reinsurance policies by reference to the terms of the reinsurance protection purchased. This determination is necessarily based on the underlying loss estimates and, accordingly, is subject to the same uncertainties as the estimate of case reserves and IBNR reserves.
     The following table shows our reinsurance recoverables by segment as of December 31, 2008, 2007 and 2006:

	As of December 31,
	2008	2007	2006
	($ in millions)
U.S. insurance	$309.1	$52.3	$31.7
International insurance	576.0	612.3	619.3
Reinsurance	3.2	18.2	38.1

Total reinsurance recoverable	$888.3	$682.8	$689.1

     Historically, our reinsurance recoverables related primarily to our property lines of business, which being short-tail in nature, are not subject to the same variations as our casualty lines of business. However, during 2008 and 2007 we have increased significantly the amount of reinsurance we utilize for our casualty lines of business in the U.S. insurance and international insurance segments, and as such the reinsurance recoverables from our casualty lines of business have increased over the past several years. For more information on our ceded reinsurance program by line of business, please see “— Ceded Reinsurance”. As the reinsurance recoverables are subject to the same uncertainties as the estimate of case reserves and IBNR reserves, if our final casualty insurance ceded loss ratios vary by nine percentage points from the expected loss ratios in aggregate, our required reinsurance recoverable would increase or decrease by approximately $78.6 million. This would result in either an increase or decrease to income before income taxes and shareholders’ equity of approximately $78.6 million. As of December 31, 2008, this amount represented approximately 3.3% of shareholders’ equity.
     We remain liable to the extent that our reinsurers do not meet their obligations under the reinsurance agreements, and we therefore regularly evaluate the financial condition of our reinsurers and monitor concentration of credit risk. No provision has been made for unrecoverable reinsurance as of December 31, 2008 and 2007 as we believe that all reinsurance balances will be recovered.
Premiums and Acquisition Costs
     Premiums are recognized as written on the inception date of a policy. For certain types of business written by us, notably reinsurance, premium income may not be known at the policy inception date. In the case of proportional treaties assumed by us, the underwriter makes an estimate of premium income at inception as the premium income is typically derived as a percentage of the underlying policies written by the cedents. The underwriter’s estimate is based on statistical data provided by reinsureds and the underwriter’s judgment and experience. Such estimations are refined over the reporting period of each treaty as actual written premium information is reported by ceding companies and intermediaries. Management reviews estimated premiums at least quarterly, and any adjustments are recorded in the period in which they become known. As of December 31, 2008, our changes in premium estimates have been adjustments ranging from approximately negative 4% for the 2007 treaty year, to approximately positive 22% for the 2005 treaty year. Applying this range to our 2008 proportional treaties, our gross premiums written in the reinsurance segment could decrease by approximately $8.1 million or increase by approximately $43.2 million over the next three years. Given the recent trend of downward adjustments on premium estimates, we believe a reasonably likely change in our premium estimate would be the midpoint of the negative 4% and 22%, or 9%, for a change of $17.6 million. There would also be a related increase in loss and loss expenses and acquisition costs due to the increase in gross premiums written. It is reasonably likely as our historical experience develops that we may have fewer or smaller adjustments to our estimated premiums, and therefore could have changes in premium estimates lower than the range historically experienced. Total premiums estimated on proportional contracts for the years ended December 31, 2008, 2007 and 2006 represented approximately 13%, 16% and 17%, respectively, of total gross premiums written.
     Other insurance and reinsurance policies can require that the premium be adjusted at the expiry of a policy to reflect the risk assumed by us. Premiums resulting from such adjustments are estimated and accrued based on available information.
Fair Value of Financial Instruments
     Under existing accounting principles generally accepted in the United States (“U.S. GAAP”), we are required to recognize certain assets at their fair value in our consolidated balance sheets. This includes our fixed maturity investments, global high-yield bond fund, hedge funds and other invested assets. Fair value, as defined in Financial Accounting Standard No. 157 “Fair Value Measurements” (“FAS 157”), is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FAS 157 also established a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon whether the inputs to the valuation of an asset or liability are observable or unobservable in the market at the measurement date, with quoted market prices being the highest level (Level 1) and unobservable inputs being the lowest level (Level 3). A fair value measurement will fall within the level of the hierarchy based on the input that is significant to determining such measurement. The three levels are defined as follows:
•	Level 1: Observable inputs to the valuation methodology that are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2: Observable inputs to the valuation methodology other than quoted market prices (unadjusted) for identical assets or liabilities in active markets. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical assets in markets that are not active and inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3: Inputs to the valuation methodology that are unobservable for the asset or liability.
     At each measurement date, we estimate the fair value of the financial instruments using various valuation techniques. We utilize, to the extent available, quoted market prices in active markets or observable market inputs in estimating the fair value of our financial instruments. When quoted market prices or observable market inputs are not available, we utilize valuation techniques that rely on unobservable inputs to estimate the fair value of financial instruments. The following describes the valuation techniques we used to determine the fair value of financial instruments held as of December 31, 2008 and what level within the FAS 157 fair value hierarchy the valuation technique resides.
     U.S. government and U.S. government agencies: Comprised primarily of bonds issued by the U.S. Treasury, the Federal Home Loan Bank, the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association. The fair values of U.S. government securities are based on quoted market prices in active markets, and are included in the Level 1 fair value hierarchy. We believe the market for U.S. Treasury securities is an actively traded market given the high level of daily trading volume. The fair values of U.S. government agency securities are priced using the spread above the risk-free yield curve. As the yields for the risk-free yield curve and the spreads for these securities are observable market inputs, the fair values of U.S. government agency securities are included in the Level 2 fair value hierarchy.
     Non-U.S. government and government agencies: Comprised of fixed income obligations of non-U.S. governmental entities. The fair values of these securities are based on prices obtained from broker/dealers and international indices and are included in the Level 2 fair value hierarchy.
     Corporate: Comprised of bonds issued by corporations that on acquisition are rated BBB-/Baa3 or higher provided that, in aggregate, corporate bonds with ratings of BBB-/Baa3 do not constitute more than 5% of the market value of our fixed income securities and are diversified across a wide range of issuers and industries. The fair values of corporate bonds that are short-term are priced using the spread above the London Interbank Offering Rate yield curve, and the fair value of corporate bonds that are long-term are priced using the spread above the risk-free yield curve. The spreads are sourced from broker/dealers, trade prices and the new issue market. As the significant inputs used to price corporate bonds are observable market inputs, the fair values of corporate bonds are included in the Level 2 fair value hierarchy.
     States, municipalities and political subdivisions: Comprised of fixed income obligations of U.S. domiciled state and municipality entities. The fair values of these securities are based on prices obtained from broker/dealers and the new issue market, and are included in the Level 2 fair value hierarchy.
     Mortgage-backed: Principally comprised of AAA- rated pools of residential and commercial mortgages originated by both agency (such as the Federal National Mortgage Association) and non-agency originators. The fair values of mortgage-backed securities originated by U.S. government agencies and non-U.S. government agencies are based on a pricing model that incorporates prepayment speeds and spreads to determine appropriate average life of mortgage-backed securities. The spreads are sourced from broker/dealers trade prices and the new issue market. As the significant inputs used to price the mortgage-backed securities are observable market inputs, the fair values of these securities are included in the Level 2 fair value hierarchy.

     Asset-backed: Principally comprised of AAA- rated bonds backed by pools of automobile loan receivables, home equity loans and credit card receivables originated by a variety of financial institutions. The fair values of asset-backed securities are priced using prepayment speed and spread inputs that are sourced from the new issue market. As the significant inputs used to price the asset-backed securities are observable market inputs, the fair values of these securities are included in the Level 2 fair value hierarchy.
     Other invested assets available for sale: Comprised of an open-end global high-yield bond fund that invests in non-investment grade bonds issued by various issuers and industries. The fair value of the global high-yield bond fund is based on the net asset value as reported by the fund manager. The net asset value is an observable input as it is traded on a market exchange on a daily basis. The fair value of the global high-yield bond fund is included in the Level 2 fair value hierarchy.
     Other invested assets, at fair value: Comprised of hedge funds invested in a range of diversified strategies, as well as equity securities and preferred stock. The fair values of the hedge funds are based on the net asset value of the funds as reported by the fund manager less a liquidity discount where hedge fund investments contain lock-up provisions that prevent immediate dissolution. We consider these lock-up provisions to be obligations that market participants would assign a value to in determining the price of these hedge funds, and as such have considered these obligations in determining the fair value measurement of the related hedge funds. The liquidity discount was estimated by calculating the value of a protective put over the lock-up period. The protective put measures the risk of holding a restricted asset over a certain time period. We used the Black-Scholes option-pricing model to estimate the value of the protective put for each hedge fund. The aggregate liquidity discount recognized during the year ended December 31, 2008 was $0.3 million. The net asset value and the liquidity discount are significant unobservable inputs, and as such the fair values of the hedge funds are included in the Level 3 fair value hierarchy. Our hedge funds are the only assets that have significant Level 3 inputs in determining fair value and represent less than 1.0% of our total investments. The fair values of the equity securities are quoted prices from market exchanges, and therefore included in the Level 1 fair value hierarchy.
     The following table shows the pricing sources of our fixed maturity investments held as of December 31, 2008:

	Fair Value of
	Fixed Maturity	Percentage of	SFAS 157 Fair
	Investments as of	Total Fixed	Value
	December 31, 2008	Maturity	Hierarchy
	(In millions)	Investments	Level
Pricing Sources
Barclay indices	$3,902.7	64.7%	1 and 2
Interactive Data Pricing	837.6	13.9	2
Reuters pricing service	645.2	10.7	2
Standard & Poor’s	324.1	5.4	2
Merrill Lynch indices	102.9	1.7	2
International indices	74.0	1.2	2
Other (including broker/dealer quotes)	145.5	2.4	2

	$6,032.0	100.0%
     Barclay indices: We use Barclay indices (formerly Lehman Brothers indices) to price our U.S. government, U.S. government agencies, corporate, agency and non-agency mortgage-backed and asset-backed securities. There are several observable inputs that the Barclay indices use in determining its prices, which include among others, treasury yields, new issuance and secondary trades, information provided by broker/dealers, security cash flows and structures, sector and issuer level spreads, credit rating, underlying collateral and prepayment speeds. For U.S. government securities, traders that act as market makers are the primary source of pricing. As such, for U.S. government securities we believe the Barclay indices reflect quoted prices (unadjusted) for identical securities in active markets.
     Interactive Data Pricing: We use Interactive Data Pricing to price our U.S. government agencies, municipalities, non-agency mortgage-backed and asset-backed securities. There are several observable inputs that Interactive Data Pricing uses in determining its prices, which include among others, benchmark yields, reported trades and issuer spreads.
     Reuters pricing service: We use the Reuters pricing service to price our U.S. government agencies, corporate, agency and non-agency mortgage-backed and asset-backed securities. There are several observable inputs that the Reuters pricing service uses in determining its prices, which include among others, option-adjusted spreads, treasury yields, new issuance and secondary trades, sector and issuer level spreads, underlying collateral and prepayment speeds.

     Standard & Poor’s: We use Standard & Poor’s to price our U.S. government agencies, corporate, municipalities, mortgage-backed and asset-backed securities. There are several observable inputs that Standard & Poor’s uses in determining its prices, which include among others, benchmark yields, reported trades and issuer spreads.
     Merrill Lynch Index: We use the Merrill Lynch indices to price our non-U.S. government and government agencies securities, corporate, municipalities, and asset-backed securities. There are several observable inputs that the Merrill Lynch indices use in determining its prices, which include reported trades and other sources.
     International indices: We use international indices, which include the FTSE, Deutche Teleborse and the Scotia Index, to price our non-U.S. government and government agencies securities. The observable inputs used by international indices to determine its prices are based on new issuance and secondary trades and information provided by broker/dealers.
     Other (including broker/dealer quotes): We also utilize, to a lesser extent, other pricing services including broker/dealers or vendors to price our U.S. government agencies, corporate, municipalities, agency and non-agency mortgage-backed and asset-backed securities. The pricing sources include JP Morgan Securities Inc., Bank of America Securities LLC, Deutsche Bank Securities Inc., other broker/dealers and vendors.
     To validate the prices obtained from the above pricing sources, which are our primary sources of prices, we also obtain prices from our investment portfolio managers and other sources (e.g. another pricing vendor), and compare the prices obtained from the above pricing sources to those obtained from our investment portfolio managers and other sources. We investigate any differences between the multiple sources and determine which price best reflects the fair value of the individual security. There were no material differences between the prices from the above sources and the prices obtained from our investment portfolio managers and other sources as of December 31, 2008.
     There have been no material changes to any of our valuation techniques from those used as of December 31, 2007. We have still been able to obtain observable market inputs for our investments, despite the market conditions that existed as of December 31, 2008. Based on all reasonably available information received, we believe the prices that were obtained from inactive markets were orderly transactions, and therefore, reflected the current price a market participant would pay for the asset. Since fair valuing a financial instrument is an estimate of what a willing buyer would pay for our asset if we sold it, we will not know the ultimate value of our financial instruments until they are sold. We believe the valuation techniques utilized provide us with the best estimate of the price that would be received to sell our assets in an orderly transaction between participants at the measurement date.
Other-than-Temporary Impairment of Investments
     On a quarterly basis, we review the carrying value of our investments to determine if a decline in value is considered to be other than temporary. This review involves consideration of several factors including: (i) the significance of the decline in value and the resulting unrealized loss position; (ii) the time period for which there has been a significant decline in value; (iii) an analysis of the issuer of the investment, including its liquidity, business prospects and overall financial position; and (iv) our intent and ability to hold the investment for a sufficient period of time for the value to recover. For certain investments, our investment portfolio managers have the discretion to sell those investments at any time. As such, we recognized an other-than-temporary impairment charge for those securities in an unrealized loss position each quarter as we cannot assert that we have the intent to hold those investments until anticipated recovery. The identification of potentially impaired investments involves significant management judgment that includes the determination of their fair value and the assessment of whether any decline in value is other than temporary. If the decline in value is determined to be other than temporary, then we record a realized loss in the statements of operations and comprehensive income in the period that it is determined, and the cost basis of that investment is reduced.
     During the years ended December 31, 2008 and 2007, we identified 483 and 419 fixed maturity securities, respectively, which were considered to be other-than-temporarily impaired. Consequently, the cost of these securities was written down to fair value and we recognized a realized loss of $212.9 million and $44.6 million for the years ended December 31, 2008 and 2007, respectively.
     The following shows the other-than-temporary impairment charge during the years ended December 31, 2008 and 2007 for our fixed maturity investments by category:

	Year Ended December 31,
	2008	2007
	($ in millions)
U.S. government and government agencies	$21.1	$8.3
Non-U.S. government and government agencies	2.8	0.1
Corporate	83.5	3.0
States, municipalities and political subdivisions	0.8	—
Mortgage backed	95.8	5.4
Asset backed	8.9	0.4

Total other-than-temporary impairment charges	$212.9	$17.2

     Of the total other-than-temporary impairment charge of $212.9 million recognized during the year ended December 31, 2008, $164.0 million was due to our investment portfolio managers having the discretion to sell certain investments, and therefore we could not assert we have the intent to hold these investments in an unrealized loss until recovery. In addition, we recognized an other-than-temporary impairment charge of $48.9 million for certain debt securities with unrealized losses that we planned to sell subsequent to the reporting period.
     Included in the total other-than-temporary impairment charge of $44.6 million for the year ended December 31, 2007 was $23.9 million for our investment in the Goldman Sachs Global Alpha Hedge Fund, plc (“Global Alpha Fund”) and $3.5 million for our investment in the Goldman Sachs Global Equity Opportunities Fund, PLC (“Global Equity Opportunities Fund”). The decline in fair value of Global Alpha Fund was due to the significant changes in economic conditions that occurred during 2007, which included subprime mortgage exposure, tightening of credit spreads and overall market volatility. We sold the Global Alpha Fund on December 31, 2007. The other-than-temporary impairment charge for the Global Equity Opportunities Fund was recognized when we submitted a redemption notice in November 2007 to sell our shares in this fund. We sold the shares in February 2008. The decline in the fair value of the fixed maturity securities were primarily due to movements in interest rates during the year and a write-down of $2.1 million related to fixed maturity investments held by us issued by a mortgage lending institution. We performed an analysis of the issuer, including its liquidity, business prospects and overall financial position and concluded that an other-than-temporary impairment charge should be recognized.
Results of Operations
     The following table sets forth our selected consolidated statement of operations data for each of the periods indicated.

	Year Ended December 31,
	2008	2007	2006
	($ in millions)
Gross premiums written	$1,445.6	$1,505.5	$1,659.0

Net premiums written	$1,107.2	$1,153.1	$1,306.6

Net premiums earned	$1,117.0	$1,159.9	$1,252.0
Net investment income	308.8	297.9	244.4
Net realized investment losses	(272.9)	(7.6)	(28.7)
Other income	0.7	—	—

	$1,153.6	$1,450.2	$1,467.7

Net losses and loss expenses	$641.1	$682.3	$739.1
Acquisition costs	112.6	119.0	141.5
General and administrative expenses	186.6	141.6	106.1
Interest expense	38.7	37.8	32.6
Foreign exchange (gain) loss	(1.4)	(0.8)	0.6

	$977.6	$979.9	$1,019.9

Income before income taxes	$176.0	$470.3	$447.8
Income tax (recovery) expense	(7.6)	1.1	5.0

Net income	$183.6	$469.2	$442.8

Ratios
Loss and loss expense ratio	57.4%	58.8%	59.0%
Acquisition cost ratio	10.1	10.3	11.3
General and administrative expense ratio	16.7	12.2	8.5
Expense ratio	26.8	22.5	19.8
Combined ratio	84.2	81.3	78.8

Comparison of Years Ended December 31, 2008 and 2007
Premiums
     Gross premiums written decreased by $59.9 million, or 4.0%, for the year ended December 31, 2008 compared to the year ended December 31, 2007. The decrease in gross premiums written was primarily the result of the following:
•	The non-renewal of business that did not meet our underwriting requirements (which included pricing and/or policy and contract terms and conditions), increased competition and decreasing rates for renewal business in each of our operating segments. This included a reduction in gross premiums written within our international insurance segment for the energy line of business, by $40.1 million, or 41.7%, and a reduction in the amount of gross premiums written for certain energy classes of business within our general casualty line of business in our international insurance segment by $9.9 million in response to deteriorating market conditions.

•	In our reinsurance segment, adjustments on estimated premiums were lower by $33.7 million during the year ended December 31, 2008 compared to the year ended December 31, 2007. We recognized net downward adjustments of $19.5 million during the year ended December 31, 2008 compared to net upward adjustments of $14.2 million during the year ended December 31, 2007.

•	Offsetting these reductions were higher gross premiums written in our U.S. insurance segment of $127.3 million, or 66.1%, primarily due to increased gross premiums written by our U.S. offices as well as the inclusion of Darwin’s gross premiums written for the period from October 20, 2008 to December 31, 2008. The total gross premiums written by Darwin were $68.9 million for the period from October 20, 2008 to December 31, 2008.
     The table below illustrates our gross premiums written by geographic location for the years ended December 31, 2008 and 2007.

	Year Ended December,		Dollar	Percentage
	2008	2007	Change	Change
	($ in millions)
Bermuda	$793.7	$1,065.9	$(272.2)	(25.5)%
Europe	224.2	246.9	(22.7)	(9.2)
United States	427.7	192.7	235.0	122.0

	$1,445.6	$1,505.5	$(59.9)	(4.0)%

     The decrease in gross premiums written for our Bermuda operations was due to the non-renewal of business that did not meet our underwriting requirements (which included pricing and/or policy and contract terms and conditions), increased competition and decreasing rates for renewal business. This included a reduction in gross premiums written in our reinsurance segment of $134.2 million due to the non-renewal of certain treaties, a reduction in gross premiums written in our international insurance segment of $16.7 million for the energy line of business, and a reduction of $8.8 million in our international insurance segment for certain energy classes of business within our general casualty line of business in response to deteriorating market conditions. The decrease in gross premiums written for our Bermuda operations was also due to adjustments on estimated premiums being lower by $33.7 million during the year ended December 31, 2008 compared to the year ended December 31, 2007, and certain treaties that were previously written in Bermuda during the year ended December 31, 2007 being renewed by our U.S. reinsurance subsidiary during the year ended December 31, 2008. Our U.S. reinsurance subsidiary commenced operations in April 2008 and renewed treaties previously written in Bermuda of $64.4 million during the year ended December 31, 2008.
     Net premiums written decreased by $45.9 million, or 4.0%, for the year ended December 31, 2008 compared to the year ended December 31, 2007. The decrease in net premiums written is in-line with the decrease in gross premiums written. The difference between gross and net premiums written is the cost to us of purchasing reinsurance, both on a proportional and a non-proportional basis, including the cost of property catastrophe reinsurance coverage. We ceded 23.4% of gross premiums written for both the years ended December 31, 2008 and 2007.
     Net premiums earned decreased by $42.9 million, or 3.7%, for the year ended December 31, 2008 compared to the ended December 31, 2007 due to the continued earning of lower net premiums written partially offset by the inclusion of earned premium from Darwin from the period October 20, 2008 to December 31, 2008.

     We evaluate our business by segment, distinguishing between U.S. insurance, international insurance and reinsurance. The following chart illustrates the mix of our business on both a gross premiums written and net premiums earned basis.

	Gross		Net
	Premiums		Premiums
	Written		Earned
	Year Ended December 31,
	2008	2007	2008	2007
U.S. insurance	22.2%	12.8%	16.1%	11.1%
International insurance	48.1	51.6	42.3	45.5
Reinsurance	29.7	35.6	41.6	43.4
     The percentage of the U.S. insurance segment’s gross premiums written and net premiums earned was higher during the year ended December 31, 2008 compared to the year ended December 31, 2007 due to the growth of our U.S. casualty insurance operations including the inclusion of gross premiums written by Darwin from October 20, 2008 to December 31, 2008.
Net Investment Income and Net Realized Losses
     Net investment income increased by $10.9 million, or 3.7%, for the year ended December 31, 2008 compared to the year ended December 31, 2007. The increase was primarily the result of an increase in the dividends received from our global high-yield bond fund. During the year ended December 31, 2007 we received one annual dividend from our global high-yield bond fund of $2.1 million. During the year ended December 31, 2008, we received two dividends from the global high-yield bond fund of $6.1 million in January 2008 and $7.9 million in December 2008. We typically receive an annual dividend from the global high-yield bond fund in January of each year, but it is now expected that we will receive the dividend in December of each year. Investment management fees of $6.7 million and $5.8 million were incurred during the years ended December 31, 2008 and 2007, respectively.
     For the years ended December 31, 2008 and 2007, the period book yield of the investment portfolio was 4.7% and 4.9%, respectively. As of December 31, 2008, approximately 99% of our fixed income investments (which included individually held securities and securities held in a global high-yield bond fund) consisted of investment grade securities. The average credit rating of our fixed income portfolio was AA+ as rated by Standard & Poor’s and Aa1 as rated by Moody’s, with an average duration of approximately 3.3 years as of December 31, 2008.
     Net realized investment losses increased by $265.3 million for the year ended December 31, 2008 compared to the year ended December 31, 2007. Net realized investment losses of $272.9 million for the year ended December 31, 2008 were comprised of the following:
•	A write-down of $212.9 million related to declines in the market value of securities in our available for sale portfolio that were considered to be other than temporary. The declines in the market value of these securities were primarily due to the write-down of residential and commercial mortgage-backed securities and corporate bonds due to the widening of credit spreads caused by the continued decline in the U.S. housing market and the current turmoil in the financial markets. Of the total other-than-temporary impairment charge of $212.9 million recognized during the year ended December 31, 2008, $164.0 million was due to our investment portfolio managers having the discretion to sell certain investments, and therefore we could not assert we have the intent to hold certain investments in an unrealized loss until recovery. In addition we recognized an other-than-temporary impairment charge of $48.9 million for certain debt securities with unrealized losses that we planned to sell subsequent to the reporting period. The following shows the other-than-temporary impairment charge for our fixed maturity investments by category:

Other-than-temporary
impairment charges
for the Year Ended
December 31,
2008
($ in millions)
U.S. government and government agencies	$21.1
Non-U.S. government and government agencies	2.8
Corporate	83.5
States, municipalities and political subdivisions	0.8
Mortgage backed	95.8
Asset backed	8.9

Total other-than-temporary impairment charges	$212.9

•	Net realized investment losses of $77.7 million related to the mark-to-market of our hedge fund investments and equity securities. The net realized investment losses were due to the overall volatility of the financial markets. In January 2009, one of the funds received a notice of termination from one of its lenders and is expected to be liquidated during 2009. We do not expect to receive any proceeds at final redemption, and have taken a mark-to-market loss of $19.4 million during the year ended December 31, 2008. On January 1, 2008, we adopted Statement of Financial Accounting Standards No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“FAS 159”) and elected to fair value our hedge fund investments. Also as part of our acquisition of Darwin, we elected the fair value option on the equity securities acquired. As a result, any change in the fair value of our hedge fund investments and equity securities is recognized as realized investment gains or losses in the consolidated statements of operations and comprehensive income at each reporting period. As we adopted FAS 159 in 2008, there were no realized investment gains or losses recognized from our hedge fund investments in the consolidated statement of operations and comprehensive income during the year ended December 31, 2007 as the change in fair value was included in “accumulated other comprehensive income” in the consolidated balance sheet.

•	Other net realized investment gains of $17.7 million. This included net realized gains of $12.4 million from our investment in the Goldman Sachs Multi-Strategy VI, Ltd fund (the “Portfolio VI Fund”) and AIG Select Hedge Ltd. fund (the “AIG Select Fund”).

•	Also included in net realized investment gains of $17.7 million are net realized investment losses recognized from the sale of fixed income securities issued by Lehman Brothers Holding Ltd of $45.0 million, Morgan Stanley of $15.0 million and Washington Mutual, Inc. of $1.7 million, in addition to realized gains from the sale of other fixed maturity securities, primarily U.S. Treasury securities.
     During the year ended December 31, 2007, we recognized $7.6 million in net realized losses on investments, which included a write-down of approximately $44.6 million related to declines in the market value of securities in our available for sale portfolio that were considered to be other than temporary, as well as net realized gains from the sale of securities of $37.0 million. Included in the $44.6 million in write-downs were the following other-than-temporary impairment charges:
•	A write-down of $23.9 million related to our investment in the Global Alpha Fund. We reviewed the carrying value of this investment in light of the significant changes in economic conditions that occurred during 2007, which included subprime mortgage exposure, tightening of credit spreads and overall market volatility. These economic conditions caused the fair value of this investment to decline. Prior to us selling our shares in the fund, we could not reasonably estimate when recovery would occur, and as such recorded an other-than-temporary impairment charge. We sold our shares in the Global Alpha Hedge on December 31, 2007 for proceeds of $31.5 million, which resulted in an additional realized loss of $2.1 million.

•	A write-down of $3.5 million related to our investment in the Global Equity Opportunities Fund. We submitted a redemption notice in November 2007 to sell our shares in this fund and as a result recognized an other-than-temporary impairment charge at December 31, 2007. The sale of shares occurred in February, 2008.

•	A write-down of $2.2 million related to our investment in bonds issued by a mortgage lending institution. We performed an analysis of the issuer, including its liquidity, business prospects and overall financial position and concluded that an other-than-temporary impairment charge should be recognized.

•	The remaining write-downs of $15.0 million were solely due to changes in interest rates.

Other Income
     The other income of $0.7 million for the year ended December 31, 2008 represents fee income from the program administrator and wholesale brokerage operation we acquired as a part of our acquisition of Darwin.
Net Losses and Loss Expenses
     Net losses and loss expenses decreased by $41.2 million, or 6.0%, for the year ended December 31, 2008 compared to the year ended December 31, 2007. The decrease in net losses and loss expenses was due to higher net favorable prior year reserve development recognized partially offset by higher than expected loss activity in the current period, which included net losses and loss expenses incurred from Hurricanes Gustav and Ike of $14.3 million and $99.0 million, respectively. Of the total $113.3 million of net losses and loss expenses incurred for Hurricanes Gustav and Ike, $18.4 million, $55.7 million and $39.2 million was recognized in our U.S. insurance, international insurance and reinsurance segments, respectively. Our loss estimate is derived from claims information obtained from clients and brokers, a review of the terms of in-force policies and contracts and catastrophe modeling analysis. Our actual losses from these events may vary materially from the current estimate due to inherent uncertainties resulting from several factors, including the nature of available information, potential inaccuracies and inadequacies in the data provided by clients and brokers, potential catastrophe modeling inaccuracies, the contingent nature of business interruption exposures, the effects of any resultant demand surge on claims activity and attendant coverage issues.
     We recorded net favorable reserve development related to prior years of approximately $280.1 million and $123.1 million during the years ended December 31, 2008 and 2007, respectively. The $280.1 million of net favorable reserve development consisted of $246.6 million of non-catastrophe prior year reserve development and $33.5 million of catastrophe prior year reserve development. The following table shows the non-catastrophe net reserve development of $246.6 million by loss year for each of our segments for the year ended December 31, 2008. In the table a negative number represents net favorable reserve development and a positive number represents net unfavorable reserve development.

	Loss Reserve Development by Loss Year
	2002	2003	2004	2005	2006	2007	Total
	($ in millions)
U.S. insurance	$(3.9)	$(10.3)	$(9.3)	$(4.6)	$(6.6)	$(4.5)	$(39.2)
International insurance	(4.8)	(69.5)	(65.0)	(6.4)	7.0	(9.7)	(148.4)
Reinsurance	(0.2)	(7.2)	(19.7)	(26.3)	(2.2)	(3.4)	(59.0)

Total	$(8.9)	$(87.0)	$(94.0)	$(37.3)	$(1.8)	$(17.6)	$(246.6)
     The following is a breakdown of the major factors contributing to the non-catastrophe net favorable reserve development for the year ended December 31, 2008:
•	The net favorable reserve development recognized in our U.S. insurance segment was primarily the result of the general casualty, healthcare and general property lines of business actual loss emergence being lower than the initial expected loss emergence for the 2002 through 2007 loss years. We also recognized $11.3 million in net favorable reserve development related to Darwin’s business, which primarily related to the 2006 and 2007 loss years.

•	The net favorable reserve development recognized in our international insurance segment primarily was a result of general casualty and healthcare lines of business actual loss emergence being lower than the initial expected loss emergence for the 2002 through 2005 loss years, the professional liability line of business actual loss emergence being lower than the initial expected loss emergence for the 2003 and 2004 loss years and the general property and energy lines of business actual loss emergence being lower than the initial expected loss emergence for the 2002 through 2007 loss years. The net favorable reserve development was partially offset by unfavorable reserve development recognized in the professional liability line of business for the 2002 and 2006 loss years due to increased loss activity in those loss years.

•	The net favorable reserve development recognized in our reinsurance segment was primarily the result of net favorable reserve development of $25.7 million for our professional liability reinsurance, general casualty reinsurance, accident and health reinsurance and facultative reinsurance lines of business and $33.3 million of net favorable reserve development for our property reinsurance and international reinsurance lines of business. The net favorable reserve development for our professional liability reinsurance, general casualty reinsurance, accident and health reinsurance and facultative reinsurance lines of business was primarily the result of actual loss emergence being lower than the initial expected loss emergence for the 2003 through 2005 loss years. The net favorable non-catastrophe reserve development for our property reinsurance and international reinsurance lines of business was primarily the result of actual loss emergence being lower than the initial expected loss emergence for the 2002 through 2007 loss years.
     We also recognized $33.5 million in net favorable reserve development for the 2004 and 2005 windstorms. Of the $33.5 million in net favorable reserve development, $20.2 million and $16.1 million of net favorable reserve development was recognized in our international insurance and reinsurance segments, respectively, and $2.8 million of net unfavorable reserve development was recognized in our U.S. insurance segment. As of December 31, 2008, we estimated our net losses related to Hurricanes Katrina, Rita and Wilma to be $387.0 million, which was a reduction from our original estimate of $456.0 million.
     The following is a breakdown of the major factors contributing to the net favorable reserve development for the year ended December 31, 2007:
•	Net favorable non-catastrophe reserve development of $36.8 million for our U.S. insurance segment, which consisted of $42.1 million of favorable reserve development primarily related to low loss emergence in our general casualty and healthcare lines of business for the 2002 through 2004 loss years and low loss emergence in our general property line of business for the 2002, 2003, 2005 and 2006 loss years. These favorable non-catastrophe reserve developments were partially offset by $5.3 million of unfavorable reserve development due to higher than anticipated loss emergence in our general property line of business for the 2004 loss year.

•	Net favorable non-catastrophe reserve development of $43.9 million for our international insurance segment, which consisted of $127.9 million of favorable reserve development primarily related to low loss emergence in our healthcare, general property and energy lines of business for the 2002 through 2004, and 2006 loss years, low loss emergence in our professional liability line of business for the 2003 and 2004 loss years and low loss emergence in our general casualty line of business for the 2004 loss year. These favorable non-catastrophe reserve developments were partially offset by $84.0 million in unfavorable non-catastrophe reserve development primarily related to higher than anticipated loss emergence in our general casualty line of business for the 2003 and 2005 loss years, our professional liability line of business for the 2002 loss year and our general property and energy lines of business for the 2005 loss year.

•	Net favorable non-catastrophe reserve development of $3.3 million, for our reinsurance segment related to low loss emergence in our property and accident and health reinsurance lines of business for the 2004 and 2005 accident years.

•	Net favorable catastrophe reserve development of $35.1 million related to the 2005 windstorms and net favorable catastrophe reserve development of $4.0 million related to the 2004 windstorms. Of the $35.1 million in net favorable catastrophe reserve development, $2.8 million, $32.4 million and $3.8 million was recognized in the U.S. insurance, international insurance and reinsurance segments, respectively. We recognized the net favorable catastrophe reserve development for the 2004 and 2005 windstorms due to less than anticipated reported loss activity. As of December 31, 2007, we estimated our net losses related to Hurricanes Katrina, Rita and Wilma to be $420.9 million, which was a reduction from our original estimate of $456.0 million.
     The loss and loss expense ratio for the year ended December 31, 2008 was 57.4%, compared to 58.8% for the year ended December 31, 2007. Net favorable reserve development recognized in the year ended December 31, 2008 reduced the loss and loss expense ratio by 25.1 percentage points. Thus, the loss and loss expense ratio related to the current loss year was 82.5%. Net favorable reserve development recognized in the year ended December 31, 2007 reduced the loss and loss expense ratio by 10.6 percentage points. Thus, the loss and loss expense ratio related to that loss year was 69.4%. The increase in the loss and loss expense ratio in 2008 for the current loss year was primarily due to net incurred losses and loss expenses related to Hurricanes Gustav and Ike of $113.3 million, or 10.1 percentage points, as well as $27.2 million, or 2.4 percentage points, from a gas pipeline explosion in Australia.
     We continue to review the impact of the subprime and credit market crisis on professional liability insurance policies and reinsurance contracts we write. We have high attachment points for our professional liability policies and contracts, which makes estimating whether losses will exceed our attachment point more difficult. An “attachment point” is the loss point at which an insurance policy or reinsurance contract becomes operative and below which any losses are retained by either the insured or other insurers or reinsurers. Based on claims information received to date and our analysis, the average attachment point for our professional liability insurance policies with potential subprime and credit related exposure is approximately $140 million with an average limit of $12 million (gross of reinsurance). The “limit” is the maximum amount we will insure or reinsure for a specified risk or portfolio of risks. Our direct insurance policies with subprime and credit related loss notices may have the benefit of facultative reinsurance, treaty reinsurance or a combination of both. For our professional liability reinsurance contracts with potential subprime and credit related exposure, the average attachment point is approximately $95 million with an average limit of approximately $1.8 million. At this time we believe, based on the claims information received to date, that our current IBNR is adequate to meet any potential subprime and credit related losses. We will continue to monitor our reserve for losses and loss expenses for any new claims information and adjust our reserve for losses and loss expenses accordingly.
     The following table shows the components of the decrease in net losses and loss expenses of $41.2 million for the year ended December 31, 2008 from the year ended December 31, 2007.

	Year Ended
	December 31,		Dollar
	2008	2007	Change
	($ in millions)
Net losses paid	$474.2	$397.9	$76.3
Net change in reported case reserves	89.6	38.0	51.6
Net change in IBNR	77.3	246.4	(169.1)

Net losses and loss expenses	$641.1	$682.3	$(41.2)

     Net losses paid increased by $76.3 million for the year ended December 31, 2008 due to higher paid losses for our casualty insurance lines of business within the U.S. insurance and international insurance segments partially offset by lower claim payments relating to the 2004 and 2005 windstorms than the amount paid during the year ended December 31, 2007. During the year ended December 31, 2008, $39.6 million of net losses were paid in relation to the 2004 and 2005 windstorms compared to $98.5 million during the year ended December 31, 2007. During the year ended December 31, 2008, we recovered $14.0 million on our property catastrophe reinsurance protection in relation to losses paid as a result of the 2004 and 2005 windstorms compared to $33.0 million for the year ended December 31, 2007. The increase in reported case reserves was due to increased loss activity for the current period for property related losses in each of our operating segments, partially offset by lower case reserves for our casualty insurance lines of business in our U.S. insurance and international insurance segments due to the settlement of claims. The decrease in IBNR was primarily due to higher net favorable loss reserve development partially offset by increased reserves for losses and loss expenses for our current loss year’s business.
     The table below is a reconciliation of the beginning and ending reserves for losses and loss expenses for the years ended December 31, 2008 and 2007. Losses incurred and paid are reflected net of reinsurance recoverable.

	Year Ended
	December 31,
	2008	2007
	($ in millions)
Net reserves for losses and loss expenses, January 1	$3,237.0	$2,947.9
Acquisition of net reserve for losses and loss expenses	298.9	—
Incurred related to:
Current period non-catastrophe	773.1	805.4
Current period property catastrophe	148.1	—
Prior period non-catastrophe	(246.6)	(84.0)
Prior period property catastrophe	(33.5)	(39.1)

Total incurred	$641.1	$682.3
Paid related to:
Current period non-catastrophe	40.9	32.6
Current period property catastrophe	38.1	—
Prior period non-catastrophe	355.6	266.8
Prior period property catastrophe	39.6	98.5

Total paid	$474.2	$397.9
Foreign exchange revaluation	(14.3)	4.7

Net reserve for losses and loss expenses, December 31	3,688.5	3,237.0
Losses and loss expenses recoverable	888.3	682.8

Reserve for losses and loss expenses, December 31	$4,576.8	$3,919.8

Acquisition Costs
     Acquisition costs decreased by $6.4 million, or 5.4%, for the year ended December 31, 2008 compared to the year ended December 31, 2007. Acquisition costs as a percentage of net premiums earned were 10.1% for the year ended December 31, 2008 compared to 10.3% for the same period in 2007.
General and Administrative Expenses
     General and administrative expenses increased by $45.0 million, or 31.8%, for the year ended December 31, 2008 compared to the same period in 2007. The following is a breakdown of the major factors contributing to this increase:
•	Salary and employee welfare costs increased approximately $32.9 million due to our staff count increasing to 560 as of December 31, 2008 from 300 as of December 31, 2007. The increase in staff count includes 188 employees of Darwin. The increase also included a one-time expense of $4.5 million for the reimbursement of forfeited stock compensation and signing bonuses for new executives hired as part of the continued expansion of our U.S. operations and increased stock compensation costs of $5.7 million for all offices. We also recognized $3.1 million of salary and welfare costs related to the Darwin long-term incentive plan. The Darwin long-term incentive plan was for certain of its key employees and was based on underwriting profitability. Please see Note 12(c) of the notes to consolidated financial statements for further details on the Darwin long-term incentive plan.

•	Rent and amortization of leaseholds and furniture and fixtures increased by approximately $4.3 million due to our new office space in New York, Farmington (CT) and Chicago and increased amortization of furniture and fixtures.

•	Information technology costs increased by approximately $2.8 million due to higher network fees and consulting costs in 2008 than 2007. This increase was due to the development of our technological infrastructure as well as an increase in the cost of hardware and software.

•	Professional fees increased by approximately $1.6 million.
     Our general and administrative expense ratio was 16.7% for the year ended December 31, 2008 compared to 12.2% for the year ended December 31, 2007. The increase was primarily due to the factors discussed above.
     Our expense ratio was 26.8% for the year ended December 31, 2008 compared to 22.5% for the year ended December 31, 2007. The increase resulted primarily from increased general and administrative expenses.
Interest Expense
     Interest expense increased $0.9 million, or 2.4%, for the year ended December 31, 2008 compared to the year ended December 31, 2007. Interest expense incurred during the year ended December 31, 2008 represented the annual interest expense on the senior notes, which bear interest at an annual rate of 7.50%, as well as the interest expense on the syndicated loan on which we borrowed from our $400 million unsecured revolving credit facility (and which was paid in full in February 2009).
Net Income
     Net income for the year ended December 31, 2008 was $183.6 million compared to net income of $469.2 million for the year ended December 31, 2007. The decrease was primarily the result of significantly higher net realized investment losses, net losses and loss expenses related to Hurricanes Gustav and Ike and increased general and administrative expenses partially offset by net favorable prior year loss reserve development. Net income for the year ended December 31, 2008 included a net foreign exchange gain of $1.4 million and an income tax recovery of $7.6 million. Net income for the year ended December 31, 2007 included a net foreign exchange gain of $0.8 million and an income tax expense of $1.1 million.
Comparison of Years Ended December 31, 2007 and 2006
Premiums
     Gross premiums written decreased by $153.5 million, or 9.3%, for the year ended December 31, 2007 compared to the year ended December 31, 2006. The decrease in gross premiums written was primarily the result of the following:

•	The non-renewal of business that did not meet our underwriting requirements (which included pricing and/or policy terms and conditions), increased competition and decreasing rates for new and renewal business in each of our operating segments.

•	A reduction in the amount of upward adjustments on estimated reinsurance premiums. Net upward adjustments on estimated reinsurance premiums were lower by approximately $69.0 million during the year ended December 31, 2007 compared to the year ended December 31, 2006. Net upward adjustments on estimated reinsurance premiums were $14.2 million for the year ended December 31, 2007 compared to $83.2 million for the year ended December 31, 2006. As our historical experience develops, we may have fewer or smaller adjustments to our estimated premiums.

•	We reduced the amount of gross premiums written in our energy line of business within our international insurance segment by $44.7 million, or 31.7%, in response to deteriorating market conditions.
     The table below illustrates our gross premiums written by geographic location for the years ended December 31, 2007 and 2006.

	Year Ended
	December,		Dollar	Percentage
	2007	2006	Change	Change
	($ in millions)
Bermuda	$1,065.9	$1,208.1	$(142.2)	(11.8)%
Europe	246.9	278.5	(31.6)	(11.3)
United States	192.7	172.4	20.3	11.8

	$1,505.5	$1,659.0	$(153.5)	(9.3)%

     The decrease in gross premiums written by our Bermuda office was primarily the result of the non-renewal of business that did not meet our underwriting requirements (which included pricing and/or policy terms and conditions), increased competition and decreasing rates for new and renewal business. Also impacting our Bermuda office was the reduction in upward adjustments on estimated reinsurance premiums, discussed above. The decline in gross premiums written for our European office was primarily due to the reduction in energy business, discussed above. Our U.S. offices recorded an increase in gross premiums written, despite the increased competition and rate decreases. This increase was a result of an increase in our underwriting staff and greater marketing efforts during 2007.
     Net premiums written decreased by $153.5 million, or 11.7%, for the year ended December 31, 2007 compared to the year ended December 31, 2006, a higher percentage decrease than that of gross premiums written due to increased reinsurance utilization. The difference between gross and net premiums written is the cost to us of purchasing reinsurance, both on a proportional and a non-proportional basis, including the cost of property catastrophe reinsurance coverage. We ceded 23.4% of gross premiums written for the year ended December 31, 2007 compared to 21.2% for the same period in 2006. The higher percentage of ceded premiums written was due to the following:
•	We increased the percentage of ceded premiums on our general casualty business and began to cede a portion of our healthcare and professional liability lines of business in our U.S. insurance and international insurance segments. We have increased the amount we ceded as we have been able to obtain adequate protection at cost-effective levels and in order to reduce the overall volatility of our insurance operations.

•	Partially offsetting the increased cessions in our casualty lines of business were lower cessions in our property lines of business. We renewed our property catastrophe reinsurance treaty effective May 1, 2007 for a lower premium rate than the previous treaty, and did not renew our energy treaty, which expired June 1, 2007. Partially offsetting these reductions was an increase in the percentage of ceded premiums on our general property treaty in our U.S. insurance and international insurance segments and the purchase of property catastrophe reinsurance protection on our international general property business in our international insurance segment. We also amended the general property treaty to include certain energy classes during 2007.
     Net premiums earned decreased by $92.1 million, or 7.4%, for the year ended December 31, 2007 compared to the year ended December 31, 2006 as a result of lower net premiums written in our U.S. insurance and reinsurance segments during 2007 compared to 2006. The percentage decrease in net premiums earned was lower than that of net premiums written due to the continued earning of higher net premiums that were written prior to the year ended December 31, 2007.

     We evaluate our business by segment, distinguishing between U.S. insurance, international insurance and reinsurance. The following chart illustrates the mix of our business on a gross premiums written basis and net premiums earned basis.

	Gross		Net
	Premiums		Premiums
	Written		Earned
	Year Ended December 31,
	2007	2006	2007	2006
U.S. insurance	12.8%	10.4%	11.1%	9.4%
International insurance	51.6	55.1	45.5	48.5
Reinsurance	35.6	34.5	43.4	42.1
Net Investment Income and Realized Gains/Losses
     Net investment income increased by $53.5 million, or 21.9%, for the year ended December 31, 2007 compared to the year ended December 31, 2006. The increase was primarily the result of increased interest rates on securities held and an approximate 12.3% increase in the market value of the average aggregate invested assets from December 31, 2006 to December 31, 2007. Our aggregate invested assets grew due to positive operating cash flows, proceeds received from our IPO and appreciation in the market value of the portfolio, partially offset by the proceeds used to acquire our common shares from AIG. Investment management fees of $5.8 million and $5.0 million were incurred during the year ended December 31, 2007 and 2006, respectively.
     The period book yield of the investment portfolio for the year ended December 31, 2007 and 2006 was 4.9% and 4.5%, respectively. The annualized period book yield is calculated by dividing net investment income by the average balance of aggregate invested assets, on an amortized cost basis. The increase in yield was primarily the result of the reduction in our aggregate invested assets at the end of 2007 to finance our stock acquisition from AIG, while recognizing almost a full year of investment income on those invested assets. We continue to maintain a conservative investment posture. As of December 31, 2007, approximately 99% of our fixed income investments (which included individually held securities and securities held in a global high-yield bond fund) consisted of investment grade securities. The average credit rating of our fixed income portfolio was AA as rated by Standard & Poor’s and Aa1 as rated by Moody’s, with an average duration of approximately 3.1 years as of December 31, 2007.
     During the year ended December 31, 2007, we recognized $7.6 million in net realized losses on investments, which included a write-down of approximately $44.6 million related to declines in market value of securities on our available for sale portfolio that were considered to be other than temporary, as well as net realized gains from the sale of securities of $37.0 million. Included in the $44.6 million in write-downs were the following other-than-temporary impairment charges:
•	A write-down of $23.9 million related to our investment in the Global Alpha Fund. We reviewed the carrying value of this investment in light of the significant changes in economic conditions that occurred during 2007, which included subprime mortgage exposure, tightening of credit spreads and overall market volatility. These economic conditions caused the fair value of this investment to decline. Prior to us selling our shares in the Global Alpha Fund, we could not reasonably estimate when recovery would occur, and as such recorded an other-than-temporary impairment charge. We sold our shares in the Global Alpha Fund on December 31, 2007 for proceeds of $31.5 million, which resulted in an additional realized loss of $2.1 million.

•	A write-down of $3.5 million related to our investment in the Global Equity Opportunities Fund. We submitted a redemption notice in November 2007 to sell our shares in this fund and as a result recognized an other-than-temporary impairment charge at December 31, 2007. The sale of shares occurred in February 2008.

•	A write-down of $2.2 million related to our investment in bonds issued by a mortgage lending institution. We performed an analysis of the issuer, including its liquidity, business prospects and overall financial position and concluded that an other-than-temporary impairment charge should be recognized.

•	The remaining write-downs of $15.0 million were solely due to changes in interest rates.
     Comparatively, during the year ended December 31, 2006, we recognized $28.7 million in net realized losses on investments, which included a write-down of approximately $23.9 million related to declines in the market value of securities in our available for sale portfolio that were considered to be other than temporary. The declines in market value of these securities were solely due to changes in interest rates.

     The following table shows the components of net realized investment losses.

	Year Ended
	December 31,
	2007	2006
	($ in millions)
Net loss on investments	$(7.6)	$(29.1)
Net gain on interest rate swaps	—	0.4

Net realized investment losses	$(7.6)	$(28.7)

Net Losses and Loss Expenses
     Net losses and loss expenses decreased by $56.8 million, or 7.7%, for the year ended December 31, 2007 compared to the year ended December 31, 2006. The primary reasons for the reduction in these expenses were higher favorable loss reserve development related to prior years and lower earned premiums during the year ended December 31, 2007 compared to the year ended December 31, 2006. We were not subject to any material losses from catastrophes during the years ended December 31, 2007 and 2006.
     We recognized net favorable reserve development related to prior years of approximately $123.1 million and $110.7 million during the years ended December 31, 2007 and 2006, respectively. The following is a breakdown of the major factors contributing to the net favorable reserve development for the year ended December 31, 2007:
•	Net favorable non-catastrophe reserve development of $36.8 million for our U.S. insurance segment, which consisted of $42.1 million of favorable reserve development primarily related to low loss emergence in our general casualty and healthcare lines of business for the 2002 through 2004 loss years and low loss emergence in our general property line of business for the 2002, 2003, 2005 and 2006 loss years. These favorable non-catastrophe reserve developments were partially offset by $5.3 million of unfavorable non-catastrophe reserve development due to higher than anticipated loss emergence in our general property line of business for the 2004 loss year.

•	Net favorable non-catastrophe reserve development of $43.9 million for our international insurance segment, which consisted of $127.9 million of favorable reserve development primarily related to low loss emergence in our healthcare, general property and energy lines of business for the 2002 through 2004, and 2006 loss years, low loss emergence in our professional liability line of business for the 2003 and 2004 loss years and low loss emergence in our general casualty line of business for the 2004 loss year. These favorable non-catastrophe reserve developments were partially offset by $84.0 million in unfavorable reserve development primarily related to higher than anticipated loss emergence in our general casualty line of business for the 2003 and 2005 loss years, our professional liability line of business for the 2002 loss year and our general property and energy lines of business for the 2005 loss year.

•	Net favorable non-catastrophe reserve development of $3.3 million for our reinsurance segment related to low loss emergence in our property and accident and health reinsurance lines of business for the 2004 and 2005 loss years.

•	We recognized net favorable catastrophe reserve development of $35.1 million related to the 2005 windstorms and net favorable reserve development of $4.0 million related to the 2004 windstorms. Of the $35.1 million in net favorable catastrophe reserve development, $2.8 million, $32.4 million and $3.8 million was recognized in the U.S. insurance, international insurance and reinsurance segments, respectively. We recognized the net favorable catastrophe reserve development for the 2004 and 2005 windstorms due to less than anticipated reported loss activity. As of December 31, 2007, we estimated our net losses related to Hurricanes Katrina, Rita and Wilma to be $420.9 million, which was a reduction from our original estimate of $456.0 million.
     The following is a breakdown of the factors contributing to the $110.7 million in net favorable reserve development recognized during the year ended December 31, 2006:
•	Net favorable reserve development of $13.7 million was recognized in our U.S. insurance segment due to continued low loss emergence in our general casualty, healthcare and general property lines of business on 2002 through 2004 loss years, partially offset by higher than anticipated loss emergence in our professional liability and general property lines of business for the 2005 loss year.

•	Net favorable reserve development of $80.7 million was recognized in our international insurance segment primarily due to favorable loss emergence in our general casualty, professional liability, healthcare and energy lines of business for 2002 through

2004 loss years and our general property line of business for the 2004 and 2005 loss years. These favorable reserve developments were partially offset by higher than anticipated loss emergence in our general property line of business for the 2003 loss year and the energy line of business for the 2005 loss year.
•	Net favorable reserve development of $16.3 million was recognized in our reinsurance segment, relating to business written on our behalf by IPCRe Underwriting Services Limited (“IPCUSL”) as well as certain workers compensation business.
     The loss and loss expense ratio for the year ended December 31, 2007 was 58.8% compared to 59.0% for the year ended December 31, 2006. Net favorable reserve development recognized in the year ended December 31, 2007 reduced the loss and loss expense ratio by 10.6 percentage points. Thus, the loss and loss expense ratio related to the current loss year was 69.4%. Net favorable reserve development recognized in the year ended December 31, 2006 reduced the loss and loss expense ratio by 8.9 percentage points. Thus, the loss and loss expense ratio related to that loss year was 67.9%. The increase in the current year loss and loss expense ratio during the year ended December 31, 2007 compared to the year ended December 31, 2006 was primarily the result of higher loss activity in our international insurance segment related to the European general property and energy lines of business as well as lower premium rates on new and renewal business.
     The following table shows the components of the decrease in net losses and loss expenses of $56.8 million for the year ended December 31, 2007 from the year ended December 31, 2006.

	Year Ended
	December 31,		Dollar
	2007	2006	Change
	($ in millions)
Net losses paid	$397.9	$482.7	$(84.8)
Net change in reported case reserves	38.0	(35.6)	73.6
Net change in IBNR	246.4	292.0	(45.6)

Net losses and loss expenses	$682.3	$739.1	$(56.8)

     Net losses paid have decreased by $84.8 million for the year ended December 31, 2007 compared to the year ended December 31, 2006. This was primarily due to lower claim payments relating to the 2004 and 2005 windstorms partially offset by increased net paid losses for casualty insurance lines of business in our U.S. insurance and international insurance segments. During the year ended December 31, 2007, $98.5 million of net losses were paid in relation to the 2004 and 2005 windstorms compared to $242.8 million during the year ended December 31, 2006, including a $25.0 million general liability loss related to Hurricane Katrina. During the year ended December 31, 2007, we recovered $33.0 million on our property catastrophe reinsurance protection in relation to losses paid as a result of Hurricanes Katrina, Rita and Frances compared to $63.2 million for the year ended December 31, 2006. The increase in reported case reserves was primarily due to payments on the 2004 and 2005 windstorms during the year ended December 31, 2006, which reduced the established case reserves. The decrease in IBNR for the year ended December 31, 2007 compared to the year ended December 31, 2006 was primarily due to net favorable reserve development on prior year reserves and the decrease in net premiums earned.
     The table below is a reconciliation of the beginning and ending reserves for losses and loss expenses for the year ended December 31, 2007 and 2006. Losses incurred and paid are reflected net of reinsurance recoverable.

	Year Ended
	December 31,
	2007	2006
	($ in millions)
Net reserves for losses and loss expenses, January 1	$2,947.9	$2,689.1
Incurred related to:
Current period non-catastrophe	805.4	849.8
Current period property catastrophe	—	—
Prior period non-catastrophe	(84.0)	(106.1)
Prior period property catastrophe	(39.1)	(4.6)

Total incurred	$682.3	$739.1
Paid related to:
Current period non-catastrophe	32.6	27.7
Current period property catastrophe	—	—

	Year Ended
	December 31,
	2007	2006
	($ in millions)
Prior period non-catastrophe	266.8	237.2
Prior period property catastrophe	98.5	217.8

Total paid	$397.9	$482.7
Foreign exchange revaluation	4.7	2.4

Net reserve for losses and loss expenses, December 31	3,237.0	2,947.9
Losses and loss expenses recoverable	682.8	689.1

Reserve for losses and loss expenses, December 31	$3,919.8	$3,637.0

Acquisition Costs
     Acquisition costs decreased by $22.5 million, or 15.9%, for the year ended December 31, 2007 compared to the year ended December 31, 2006. Acquisition costs as a percentage of net premiums earned were 10.3% for the year ended December 31, 2007 compared to 11.3% for the same period in 2006. The decrease in this rate was primarily due to increased commissions received on ceded reinsurance in our casualty insurance lines of business in our U.S. insurance and international insurance segments, as well as a reduction in the commissions paid to IPCUSL as our underwriting agency agreement with them was terminated in December 2006.
General and Administrative Expenses
     General and administrative expenses increased by $35.5 million, or 33.5%, for the year ended December 31, 2007 compared to the same period in 2006. The following is a breakdown of the major factors contributing to this increase:
•	Salary and employee welfare costs increased approximately $23.3 million. This included an increase in stock-based compensation costs of $11.7 million for the year ended December 31, 2007 compared to the year ended December 31, 2006. The stock-based compensation costs for the year ended December 31, 2006 included a one-time expense of $2.8 million related to our IPO, of which $2.6 million related to our stock options and $0.2 million related to our RSUs. Please see Note 12 of the consolidated financial statements in this Form 10-K. We also increased our average staff count by approximately 11.6%.

•	Rent and amortization of leaseholds and furniture and fixtures increased by approximately $5.0 million due to our offices in Bermuda and Boston, additional office space in New York and the rental of the Lloyd’s of London box.

•	Information technology costs increased by approximately $5.0 million due to the amortization of hardware and software, as well as consulting costs required as part of the development of our technological infrastructure.

•	Expenses of $1.5 million incurred in relation to the evaluation of potential business opportunities.

•	There was also a $2.0 million reduction in the estimated early termination fee associated with the termination of an administrative service agreement with a subsidiary of AIG during the year ended December 31, 2006. The final termination fee of $3.0 million, which was less than the $5.0 million accrued and expensed during the year ended December 31, 2005, was agreed to and paid on April 25, 2006 and thereby reduced our general and administrative expenses for the year ended December 31, 2006.
     Our general and administrative expense ratio was 12.2% for the year ended December 31, 2007 compared to 8.5% for the year ended December 31, 2006. The increase was primarily due to the factors discussed above, while net premiums earned declined.
     Our expense ratio was 22.5% for the year ended December 31, 2007 compared to 19.8% for the year ended December 31, 2006. The increase resulted primarily from increased general and administrative expenses, partially offset by a decrease in our acquisition costs.
Interest Expense
     Interest expense increased $5.2 million, or 16.0%, for the year ended December 31, 2007 compared to the year ended December 31, 2006. Interest expense incurred during the year ended December 31, 2007 represented the annual interest expense on the senior notes, which bear interest at an annual rate of 7.50%.
     Interest expense for the year ended December 31, 2006 included interest expense on the senior notes from July 21, 2006 to December 31, 2006 and interest expense related to our $500.0 million seven-year term loan secured in March 2005. This loan was repaid in full during 2006, using a portion of the proceeds from both our IPO, including the exercise in full by the underwriters of their over-allotment option, and the issuance of $500.0 million aggregate principal amount of senior notes in July 2006. Interest on the term loan was based on London Interbank Offered Rate (“LIBOR”) plus an applicable margin.
Net Income
     Net income for the year ended December 31, 2007 was $469.2 million compared to net income of $442.8 million for the year ended December 31, 2006. The increase was primarily the result of favorable prior year loss reserve development, increased net investment income, as well as lower net realized losses, which more than offset the reduction in net premiums earned and increased general and administrative expenses. Net income for the year ended December 31, 2007 included a net foreign exchange gain of $0.8 million and an income tax expense of $1.1 million. Net income for the year ended December 31, 2006 included a net foreign exchange loss of $0.6 million and an income tax expense of $5.0 million. The decrease in our income tax expense for the year ended December 31, 2007 compared to the year ended December 31, 2006 was due to deferred tax benefits recognized by our U.S. subsidiaries.
Underwriting Results by Operating Segments
     Our company is organized into three operating segments:
     U.S. Insurance Segment. The U.S. insurance segment includes our direct specialty insurance operations in the United States. This segment provides both direct property and specialty casualty insurance to non-Fortune 1000 North American domiciled accounts.
     International Insurance Segment. The international insurance segment includes our direct insurance operations in Bermuda and Europe. This segment provides both direct property and casualty insurance primarily to Fortune 1000 North American domiciled accounts and mid-sized to large non-North American domiciled accounts.
     Reinsurance Segment. Our reinsurance segment includes the reinsurance of property, general casualty, professional liability, specialty lines and property catastrophe coverages written by other insurance companies. We presently write reinsurance on both a treaty and a facultative basis, targeting several niche reinsurance markets including professional liability lines, specialty casualty, property for U.S. regional insurers, accident and health and to a lesser extent marine and aviation lines.
U.S. Insurance Segment
     The following table summarizes the underwriting results and associated ratios for the U.S. insurance segment for the years ended December 31, 2008, 2007 and 2006.

	Year Ended December 31,
	2008	2007	2006
	($ in millions)
Revenues
Gross premiums written	$320.0	$192.7	$172.4
Net premiums written	213.0	123.2	139.1
Net premiums earned	179.8	128.3	117.7
Other income	0.7	—	—
Expenses
Net losses and loss expenses	$103.4	$53.1	$75.3
Acquisition costs	17.8	11.4	17.0
General and administrative expenses	67.5	29.7	21.4
Underwriting (loss) income	(8.2)	34.1	4.0
Ratios
Loss and loss expense ratio	57.5%	41.4%	64.0%
Acquisition cost ratio	9.9	8.9	14.4
General and administrative expense ratio	37.5	23.1	18.2
Expense ratio	47.4	32.0	32.6
Combined ratio	104.9	73.4	96.6
Comparison of Years Ended December 31, 2008 and 2007
     Premiums. Gross premiums written increased by $127.3 million, or 66.1%, for the year ended December 31, 2008 compared to the year ended December 31, 2007. The increase in gross premiums written was primarily due to increased gross premiums written by our

U.S. offices, excluding Darwin, of $58.4 million, as well as the inclusion of Darwin’s gross premiums written for the period from October 20, 2008 to December 31, 2008 of $68.9 million.
     The table below illustrates our gross premiums written by line of business for the years ended December 31, 2008 and 2007.

	Year Ended
	December 31,		Dollar	Percentage
	2008	2007	Change	Change
	($ in millions)
Professional liability	$113.5	$69.7	$43.8	62.8%
General property	62.0	59.3	2.7	4.6
General casualty	56.1	41.9	14.2	33.9
Healthcare	49.7	6.0	43.7	728.3
Programs	36.2	15.8	20.4	129.1
Other	2.5	—	2.5	n/a *

	$320.0	$192.7	$127.3	66.1%

*	n/a not applicable
     Contributing to the increase in gross premiums written for the professional liability, healthcare, programs and other lines of business was the inclusion of business written by Darwin of $22.6 million, $31.9 million, $11.9 million and $2.5 million, respectively, from the period October 20, 2008 to December 31, 2008.
     Net premiums written increased by $89.8 million, or 72.9%, for the year ended December 31, 2008 compared to the year ended December 31, 2007. The increase in net premiums written was in-line with the increase in gross premiums written primarily driven by the inclusion of Darwin for the period from October 20, 2008 to December 31, 2008. The increase in net premiums written from the acquisition of Darwin also included a $5.2 million reduction in premiums ceded for variable-rate reinsurance contracts of Darwin that have swing-rated provisions, as a result of additional profits from favorable prior year reserve development. Overall, we ceded 33.4% of gross premiums written for the year ended December 31, 2008 compared to 36.1% for year ended December 31, 2007. The decrease in the percentage of premiums ceded was caused by the reduction in premiums ceded for variable-rate reinsurance contracts of Darwin that have swing-rated provisions and a reduction in the cession percentage on our general property quota share reinsurance treaty from 55% to 40%, partially offset by the additional cost of the property catastrophe reinsurance treaty. The total ceded premiums written for the property catastrophe reinsurance treaty was $26.1 million, of which $5.8 million was allocated to the U.S. insurance segment.
     Net premiums earned increased $51.5 million, or 40.1%, due to the inclusion of earned premiums from Darwin, including the $5.2 million reduction in premiums ceded for variable-rated reinsurance contracts of Darwin that have swing-rated provisions, that were fully earned.
     Other Income. The other income of $0.7 million for the year ended December 31, 2008 represents fee income from the program administrator and wholesale brokerage operation acquired as a part of our acquisition of Darwin.
     Net losses and loss expenses. Net losses and loss expenses increased by $50.3 million, or 94.7%, for the year ended December 31, 2008 compared to the year ended December 31, 2007. The increase in net losses and loss expenses was primarily the result of net losses from Hurricane Gustav of $3.4 million and from Hurricane Ike of $15.0 million, and the inclusion of net losses and loss expenses from Darwin.
     Overall, our U.S. insurance segment recognized net favorable reserve development of $36.4 million during the year ended December 31, 2008 compared to net favorable reserve development of $39.6 million for the year ended December 31, 2007. The $36.4 million of net favorable reserve development included the following:
•	Net favorable non-catastrophe reserve development of $27.9 million recognized was primarily the result of the general casualty, healthcare and general property lines of business actual loss emergence being lower than the initial expected loss emergence for the 2002 through 2007 loss years.

•	Net favorable non-catastrophe reserve development of $11.3 million recognized related to Darwin’s business, which primarily related to the 2006 and 2007 loss years.

     The $39.6 million of net favorable reserve development recognized during the year ended December 31, 2007 was attributable to several factors, including:
•	Net favorable non-catastrophe reserve development of $28.0 million recognized was primarily the result of the general casualty and healthcare lines of business actual loss emergence being lower than the initial expected loss emergence for the 2002 through 2004 loss years.

•	Net favorable non-catastrophe reserve development of $14.1 million recognized was primarily the result of the general property line of business actual loss emergence being lower than the initial expected loss emergence for the 2002, 2003, 2005 and 2006 loss years.

•	Net unfavorable non-catastrophe reserve development of $5.3 million recognized due to higher than anticipated loss emergence in our general property line of business for the 2004 loss year.
     The loss and loss expense ratio for the year ended December 31, 2008 was 57.5% compared to 41.4% for the year ended December 31, 2007. Net favorable reserve development recognized in the year ended December 31, 2008 reduced the loss and loss expense ratio by 20.2 percentage points. In addition, the $5.2 million reduction in premiums ceded for the variable-rated reinsurance contracts of Darwin that have swing-rated provisions reduced the loss and loss expense ratio by 2.4 percentage points. Thus, the loss and loss expense ratio related to the current loss year was 80.1%. In comparison, net favorable reserve development recognized in the year ended December 31, 2007 decreased the loss and loss expense ratio by 30.9 percentage points. Thus, the loss and loss expense ratio for that loss year was 72.3%. The increase in the loss and loss expense ratio for the current loss year was primarily due to losses incurred related to Hurricanes Gustav and Ike, which contributed 10.4 percentage points to the current loss year’s loss and loss expense ratio of 80.1%.
     Net paid losses for the year ended December 31, 2008 and 2007 were $70.7 million and $39.2 million, respectively. The increase was due to higher net paid losses for the casualty lines of business and net paid losses on catastrophes incurred in 2008, partially offset by lower net paid losses related to the 2004 and 2005 windstorms. During the year ended December 31, 2008, approximately $3.3 million of net losses were paid in relation to the 2004 and 2005 windstorms compared to approximately $11.4 million during the year ended December 31, 2007.
     The table below is a reconciliation of the beginning and ending reserves for losses and loss expenses for the years ended December 31, 2008 and 2007. Losses incurred and paid are reflected net of reinsurance recoverable.

	Year Ended
	December 31,
	2008	2007
	($ in millions)
Net reserves for losses and loss expenses, January 1	$471.2	$457.3
Acquisition of net reserve for losses and loss expenses	315.5	—
Incurred related to:
Current period non-catastrophe	121.4	92.7
Current period property catastrophe	18.4	—
Prior period non-catastrophe	(39.2)	(36.8)
Prior period property catastrophe	2.8	(2.8)

Total incurred	$103.4	$53.1
Paid related to:
Current period non-catastrophe	4.7	1.6
Current period property catastrophe	0.5	—
Prior period non-catastrophe	62.2	26.2
Prior period property catastrophe	3.3	11.4

Total paid	$70.7	$39.2
Foreign exchange revaluation	—	—

Net reserve for losses and loss expenses, December 31	819.4	471.2
Losses and loss expenses recoverable	309.1	52.3

Reserve for losses and loss expenses, December 31	$1,128.5	$523.5

     The acquisition of net reserve for losses and loss expenses represents the reserves acquired as part of the Darwin acquisition. The $315.5 million represents the reserves acquired after the elimination of any reinsurance recoverables that Darwin purchased from us prior to the acquisition.

     Acquisition costs. Acquisition costs increased by $6.4 million, or 56.1%, for the year ended December 31, 2008 compared to the year ended December 31, 2007. The increase was primarily due to the inclusion of acquisition costs from Darwin. The acquisition cost ratio increased to 9.9% for the year ended December 31, 2008 from 8.9% for the same period in 2007. The acquisition costs were higher due to Darwin and our other U.S. offices writing more admitted business, which carries a higher premium tax than non-admitted business.
     General and administrative expenses. General and administrative expenses increased by $37.8 million, or 127.3%, for the year ended December 31, 2008 compared to the year ended December 31, 2007. The increase in general and administrative expenses was attributable to increased salary and employee welfare costs (including a one-time expense of $3.3 million for the reimbursement of forfeited stock compensation and signing bonuses for new executives hired as a result of the continued expansion of our U.S. operations), increased building-related costs, increased professional fees, higher costs associated with information technology and the inclusion of general and administrative expenses from Darwin. The increase in the general and administrative expense ratio from 23.1% for the year ended December 31, 2007 to 37.5% for the same period in 2008 was primarily a result of the factors discussed above.
Comparison of Years Ended December 31, 2007 and 2006
     Premiums. Gross premiums written increased by $20.3 million, or 11.8%, for the year ended December 31, 2007 compared to the year ended December 31, 2006. The increase in gross premiums written was due to an increase in underwriting staff and greater marketing efforts in 2007.
     The table below illustrates our gross premiums written by line of business for the years ended December 31, 2007 and 2006.

	Year Ended
	December 31,		Dollar	Percentage
	2007	2006	Change	Change
		($ in millions)
Professional liability	$69.7	$60.2	$9.5	15.8%
General property	59.3	49.4	9.9	20.0
General casualty	41.9	54.0	(12.1)	(22.4)
Programs	15.8	3.5	12.3	351.4
Healthcare	6.0	5.3	0.7	13.2

	$192.7	$172.4	$20.3	11.8%

     Net premiums written decreased by $15.9 million, or 11.4%, for the year ended December 31, 2007 compared to the year ended December 31, 2006. This was primarily the result of increasing the percentage of premiums ceded on our general property treaty and an increase in the reinsurance purchased on our casualty lines of business. During 2007, we began to cede a portion of our healthcare business and professional liability business on a variable quota share basis. Overall, we ceded 36.1% of gross premiums written for the year ended December 31, 2007 compared to 19.3% for the year ended December 31, 2006. Net premiums earned increased by $10.6 million, or 9.0%, for the year ended December 31, 2007 compared to the year ended December 31, 2006 due to higher net premiums written in 2007.
     Net losses and loss expenses. Net losses and loss expenses decreased by $22.2 million, or 29.5%, for the year ended December 31, 2007 compared to the year ended December 31, 2006. The decrease in net losses and loss expenses was primarily the result of higher net favorable reserve development on prior year reserves during the year ended December 31, 2007 than during the year ended December 31, 2006.
     Overall, our U.S. insurance segment recognized net favorable reserve development of $39.6 million during the year ended December 31, 2007 compared to net favorable reserve development of $13.7 million for the year ended December 31, 2006.
     The $39.6 million of net favorable reserve development recognized during the year ended December 31, 2007 was attributable to several factors, including:
•	Net favorable non-catastrophe reserve development of $28.0 million recognized was primarily the result of the general casualty and healthcare lines of business actual loss emergence being lower than the initial expected loss emergence for the 2002 through 2004 loss years.

•	Net favorable non-catastrophe reserve development of $14.1 million recognized was primarily the result of the general property line of business actual loss emergence being lower than the initial expected loss emergence for the 2002, 2003, 2005 and 2006 loss years.

•	Net unfavorable non-catastrophe reserve development of $5.3 million recognized due to higher than anticipated loss emergence in our general property line of business for the 2004 loss year.
     The $13.7 million in net favorable reserve development recognized during the year ended December 31, 2006 was attributable to several factors, including:
•	Net favorable reserve development of $21.5 million due to continued low loss emergence in our general casualty, healthcare and general property lines of business on 2002 through 2004 loss years.

•	Net unfavorable reserve development of $7.8 million due to higher than anticipated loss emergence in our professional liability and general property lines of business for the 2005 loss year.
     The loss and loss expense ratio for the year ended December 31, 2007 was 41.4% compared to 64.0% for the year ended December 31, 2006. Net favorable reserve development recognized in the year ended December 31, 2007 reduced the loss and loss expense ratio by 30.9 percentage points. Thus, the loss and loss expense ratio related to the current loss year was 72.3%. In comparison, net favorable reserve development recognized in the year ended December 31, 2006 decreased the loss and loss expense ratio by 11.6 percentage points. Thus, the loss and expense ratio related to that loss year was 75.6%.
     Net paid losses for the years ended December 31, 2007 and 2006 were $39.2 million and $100.3 million, respectively. During the year ended December 31, 2007, $11.4 million of net losses were paid in relation to the 2004 and 2005 windstorms compared to $23.9 million during the year ended December 31, 2006. During the year ended December 31, 2007, we recovered $7.7 million on our property catastrophe reinsurance protection in relation to losses paid as a result of Hurricanes Katrina, Rita and Frances compared to $13.7 million for the year ended December 31, 2006.
     The table below is a reconciliation of the beginning and ending reserves for losses and loss expenses for the years ended December 31, 2007 and 2006. Losses incurred and paid are reflected net of reinsurance recoverables.

	Year Ended
	December 31,
	2007	2006
	($ in millions)
Net reserves for losses and loss expenses, January 1	$457.3	$482.3
Incurred related to:
Current period non-catastrophe	92.7	89.0
Current period property catastrophe	—	—
Prior period non-catastrophe	(36.8)	(18.5)
Prior period property catastrophe	(2.8)	4.8

Total incurred	$53.1	$75.3
Paid related to:
Current period non-catastrophe	1.6	2.2
Current period property catastrophe	—	—
Prior period non-catastrophe	26.2	74.2
Prior period property catastrophe	11.4	23.9

Total paid	$39.2	$100.3
Foreign exchange revaluation	—	—

Net reserve for losses and loss expenses, December 31	471.2	457.3
Losses and loss expenses recoverable	52.3	31.7

Reserve for losses and loss expenses, December 31	$523.5	$489.0

     Acquisition costs. Acquisition costs decreased by $5.6 million, or 32.9%, for the year ended December 31, 2007 compared to the year ended December 31, 2006. The decrease in acquisition costs was primarily due to increased commissions received on ceded reinsurance in our casualty insurance line of business. The acquisition cost ratio decreased to 8.9% for the year ended December 31, 2007 from 14.4% for the same period in 2006 primarily as a result of higher ceding commissions earned on reinsurance we purchased due to changes in our reinsurance programs, as discussed above.

     General and administrative expenses. General and administrative expenses increased by $8.3 million, or 38.8%, for the year ended December 31, 2007 compared to the year ended December 31, 2006. The increase in general and administrative expenses was attributable to increased salary and related costs, including stock-based compensation, increased building-related costs and higher costs associated with information technology. The increase in the general and administrative expense ratio from 18.2% for the year ended December 31, 2006 to 23.1% for the same period in 2007 was primarily a result of the factors discussed above.
International Insurance Segment
     The following table summarizes the underwriting results and associated ratios for the international insurance segment for the years ended December 31, 2008, 2007 and 2006.

	Year Ended December 31,
	2008	2007	2006
		($ in millions)
Revenues
Gross premiums written	$695.5	$776.7	$913.9
Net premiums written	465.9	494.0	595.5
Net premiums earned	472.6	527.7	607.4
Expenses
Net losses and loss expenses	288.6	328.4	371.4
Acquisition cost	3.8	5.8	11.2
General and administrative expenses	75.5	72.8	57.7
Underwriting income	104.7	120.7	167.1
Ratios
Loss and loss expense ratio	61.1%	62.2%	61.1%
Acquisition cost ratio	0.8	1.1	1.8
General and administrative expense ratio	16.0	13.8	9.5
Expense ratio	16.8	14.9	11.3
Combined ratio	77.9	77.1	72.4
Comparison of Years Ended December 31, 2008 and 2007
     Premiums. Gross premiums written decreased $81.2 million, or 10.5%, for the year ended December 31, 2008 compared to the same period in 2007. This decrease was due to the non-renewal of business that did not meet our underwriting requirements (which included inadequate pricing and/or policy terms and conditions), increased competition and decreasing rates for renewal business. This included a reduction in gross premiums written in our energy line of business by $40.1 million, or 41.7%, and a reduction in the amount of gross premiums written for certain energy classes within our general casualty line of business by $9.9 million in response to deteriorating market conditions.
     The table below illustrates our gross premiums written by line of business for the years ended December 31, 2008 and 2007.

	Year Ended
	December 31,		Dollar	Percentage
	2008	2007	Change	Change
		($ in millions)
Professional liability	$216.8	$199.6	$17.2	8.6%
General property	209.2	234.2	(25.0)	(10.7)
General casualty	161.2	198.4	(37.2)	(18.8)
Energy	56.0	96.1	(40.1)	(41.7)
Healthcare	52.0	47.0	5.0	10.6
Other	0.3	1.4	(1.1)	(78.6)

	$695.5	$776.7	$(81.2)	(10.5)%

     Net premiums written decreased by $28.1 million, or 5.7%, for the year ended December 31, 2008 compared to the year ended December 31, 2007. The decrease in net premiums written was due to lower gross premiums written partially offset by a decrease in reinsurance purchased during the year ended December 31, 2008 compared to December 31, 2007. We ceded 33.0% of gross premiums written for the year ended December 31, 2008 compared to 36.4% for the year ended December 31, 2007. During 2008, we reduced the cession percentage on our general property quota reinsurance treaty from 55% to 40% and also did not renew of our energy quota share treaty, which expired June 1, 2007. These reductions were partially offset by additional reinsurance purchased, which was as follows:
•	We increased the percentage ceded on our general casualty business and healthcare business on a variable quota share basis.

•	We renewed our property catastrophe reinsurance treaty, which resulted in ceded written premiums of $26.1 million, of which $20.3 million was allocated to the international insurance segment. The cost of the property catastrophe reinsurance treaty was higher than the expiring treaty by approximately $7.0 million. The increased cost of the property catastrophe reinsurance treaty was principally due to the renewed treaty expanding earthquake coverage in the United States and increased exposure due to changes in our general property quota share reinsurance treaty.

•	Our international property catastrophe treaty was cancelled and rewritten effective May 1, 2008. This treaty covers worldwide losses, excluding the United States and Canada. The total ceded premiums written for the international property catastrophe treaty was $2.0 million for the year ended December 31, 2008 compared to $1.6 million for the year ended December 31, 2007.

•	We purchased an excess-of-loss reinsurance treaty for our general property line of business with a limit of $15 million excess of $10 million or €10 million excess of €10 million. The total ceded premiums written for the excess-of-loss treaty was $3.4 million. There was no excess-of-loss treaty in place during the year ended December 31, 2007.
     Net premiums earned decreased by $55.1 million, or 10.4%, due to lower net premiums written.
     Net losses and loss expenses. Net losses and loss expenses decreased by $39.8 million, or 12.1%, for the year ended December 31, 2008 compared to the year ended December 31, 2007. The decrease in net losses and loss expenses was primarily due to higher net favorable reserve development recognized partially offset by increased storm activity during 2008. Overall, our international insurance segment recorded net favorable reserve development of $168.6 million during the year ended December 31, 2008 compared to net favorable reserve development of $76.4 million for the year ended December 31, 2007. Loss activity related to the current period’s business included estimated losses and loss expenses of $6.0 million for flooding in the U.S. Midwest, $27.2 million for a gas pipeline explosion in Australia, $10.7 million for Hurricane Gustav and $45.0 million for Hurricane Ike.
     The net favorable reserve development of $168.6 million for the year ended December 31, 2008 included the following:
•	Favorable non-catastrophe reserve development of $151.1 million related to low loss emergence in our general casualty and healthcare lines of business for the 2002 through 2005 loss years and our professional liability line of business for the 2003 and 2004 loss years.

•	Unfavorable non-catastrophe reserve development of $30.6 million due to higher than anticipated loss emergence in our professional liability line of business for the 2002 and 2006 loss years.

•	Net favorable non-catastrophe property reserve development of $27.9 million was recognized primarily as a result of low loss emergence in our general property and energy lines of business for the 2002 through 2007 loss years.

•	We recognized net favorable catastrophe reserve development of $20.2 million related to the 2004 and 2005 windstorms due to lower than anticipated loss activity during the past year.
     The net favorable reserve development of $76.4 million for the year ended December 31, 2007 included the following:
•	Net favorable non-catastrophe reserve development of $114.9 million primarily related to low loss emergence in our healthcare line of business for the 2002 through 2004 and 2006 loss years, professional liability line of business for the 2003 and 2004 loss years and general casualty line of business for the 2004 loss year.

•	Net unfavorable non-catastrophe reserve development of $72.2 million primarily due to higher than anticipated loss emergence in our general casualty line of business for the 2003 and 2005 loss years and in our professional liability line of business for the 2002 loss year.

•	Net favorable non-catastrophe property reserve development of $1.3 million consisted of $13.1 million in net favorable reserve development that was primarily the result of our general property and energy lines of business actual loss emergence being lower than the initial expected loss emergence for the 2002 through 2004 and 2006 loss years, partially offset by net unfavorable reserve development of $11.8 million that was primarily the result of increased loss activity for our general property and energy lines of business for the 2005 loss year.

•	Net favorable catastrophe reserve development of $32.4 million was recognized related to the 2004 and 2005 windstorms due to less than anticipated reported loss activity over the 12 months prior to December 31, 2007.
     The loss and loss expense ratio for the year ended December 31, 2008 was 61.1% compared to 62.2% for the year ended December 31, 2007. The net favorable reserve development recognized during the year ended December 31, 2008 decreased the loss and loss expense ratio by 35.7 percentage points. Thus, the loss and loss expense ratio related to the current loss year was 96.8%. Comparatively, the net favorable reserve development recognized during the year ended December 31, 2007 decreased the loss and loss expense ratio by 14.5 percentage points. Thus, the loss and loss expense ratio related to that loss year was 76.7%. The increase in the loss and loss expense ratio for the current loss year was due to increased catastrophes in 2008 as well as lower rates on renewal policies. During the year ended December 31, 2008, we had exposure to a number of property losses, which included fires, tornadoes, hail storms and floods in various regions of the United States and in other parts of the world, a gas pipeline explosion in Australia, Hurricanes Gustav and Ike as well as other loss activity in our general property and energy lines of business for the 2008 loss year. The total net losses and loss expenses incurred of $88.9 million related to the flooding in the U.S. Midwest, a gas pipeline explosion in Australia and Hurricanes Gustav and Ike contributed 18.8 percentage points to the current loss year’s loss and loss expense ratio of 96.8%.
     Net paid losses for the year ended December 31, 2008 and 2007 were $245.0 million and $223.2 million, respectively. The increase in net paid losses was due to several large casualty claims being paid during the year ended December 31, 2008 compared to the year ended December 31, 2007 and net paid losses on catastrophes incurred in 2008 partially offset by lower net paid losses related to the 2004 and 2005 windstorms. During the year ended December 31, 2008, approximately $11.1 million of net losses were paid in relation to the 2004 and 2005 windstorms compared to approximately $57.0 million during the year ended December 31, 2007. The increase also reflects the maturation of our longer-tailed casualty business.
     The table below is a reconciliation of the beginning and ending reserves for losses and loss expenses for the years ended December 31, 2008 and 2007. Losses incurred and paid are reflected net of reinsurance recoverable.

	Year Ended
	December 31,
	2008	2007
	($ in millions)
Net reserves for losses and loss expenses, January 1	$1,767.7	$1,657.8
Incurred related to:
Current period non-catastrophe	368.3	404.7
Current period property catastrophe	88.9	—
Prior period non-catastrophe	(148.4)	(43.9)
Prior period property catastrophe	(20.2)	(32.4)

Total incurred	$288.6	$328.4
Paid related to:
Current period non-catastrophe	26.8	19.1
Current period property catastrophe	20.6	—
Prior period non-catastrophe	186.5	147.1
Prior period property catastrophe	11.1	57.0

Total paid	$245.0	$223.2
Foreign exchange revaluation	(14.3)	4.7

Net reserve for losses and loss expenses, December 31	1,797.0	1,767.7
Losses and loss expenses recoverable	576.0	612.3

Reserve for losses and loss expenses, December 31	$2,373.0	$2,380.0

     Acquisition costs. Acquisition costs decreased by $2.0 million, or 34.5%, for the year ended December 31, 2008 compared to the year ended December 31, 2007. This decrease was primarily related to lower gross premiums written and an increase in ceding commission income with the increase in casualty reinsurance purchased. The decrease in the acquisition cost ratio from 1.1% for the year ended December 31, 2007 to 0.8% for the year ended December 31, 2008 was primarily due to the increased ceding commission income received.

     General and administrative expenses. General and administrative expenses increased $2.7 million, or 3.7%, for the year ended December 31, 2008 compared to the year ended December 31, 2007. The increase in general and administrative expenses was attributable to increased salary and related costs, increased building-related costs, increased professional fees and higher costs associated with information technology. The 2.2 percentage point increase in the general and administrative expense ratio from 13.8% for the year ended December 31, 2007 to 16.0% for the same period in 2008 was primarily a result of the factors discussed above, while net premiums earned declined.
Comparison of Years Ended December 31, 2007 and 2006
     Premiums. Gross premiums written decreased by $137.2 million, or 15.0%, for the year ended December 31, 2007 compared to the same period in 2006. This decrease was primarily due to the non-renewal of business that did not meet our underwriting requirements (which included pricing and/or policy terms and conditions), increased competition, decreasing rates averaging 8% to 10% for renewal business on our casualty lines of business, as well as decreasing rates for new business for all lines of business.
     The table below illustrates our gross premiums written by line of business for the years ended December 31, 2007 and 2006.

	Year Ended
	December 31,		Dollar	Percentage
	2007	2006	Change	Change
		($ in millions)
General property	$234.2	$271.9	$(37.7)	(13.9)%
Professional liability	199.6	220.4	(20.8)	(9.4)
General casualty	198.4	222.6	(24.2)	(10.9)
Energy	96.1	140.7	(44.6)	(31.7)
Healthcare	47.0	56.8	(9.8)	(17.3)
Other	1.4	1.5	(0.1)	(6.7)

	$776.7	$913.9	$(137.2)	(15.0)%

     Net premiums written decreased by $101.5 million, or 17.0%, for the year ended December 31, 2007 compared to the year ended December 31, 2006. During 2007, we increased the percentage ceded on our general property and general casualty business and also began to cede a portion of our healthcare business and professional liability business on a variable quota share basis. This was partially offset by lower premiums ceded on our property catastrophe treaty and the non-renewal of our energy treaty, which expired on June 1, 2007. We renewed our property catastrophe reinsurance treaty effective May 1, 2007 and increased our retention on the treaty because of the strengthening of our capital base and the increased reinsurance cessions on our general property reinsurance treaty. The increased retention as well as lower rates on the property catastrophe treaty resulted in approximately $23.0 million less annual premium being paid to our reinsurers than in the prior treaty year. We also purchased property catastrophe reinsurance protection for our international general property business and amended the general property treaty to include certain energy classes. We ceded 36.4% of gross premiums written for the year ended December 31, 2007 compared to 34.8% for the year ended December 31, 2006. Net premiums earned decreased by $79.7 million, or 13.1%. The percentage decrease in net premiums earned was lower than that of net premiums written due to the continued earning of higher net premiums that were written prior to the year ended December 31, 2007.
     Net losses and loss expenses. Net losses and loss expenses decreased by $43.0 million, or 11.6%, for the year ended December 31, 2007 compared to the year ended December 31, 2006 primarily due to the reduction in net premiums earned partially offset by lower net favorable reserve development recognized during the year ended December 31, 2007 compared to the year ended December 31, 2006. Overall, our international insurance segment recognized net favorable reserve development of $76.4 million during the year ended December 31, 2007 compared to net favorable reserve development of $80.7 million for the year ended December 31, 2006.
     The net favorable reserve development of $76.4 million for the year ended December 31, 2007 included the following:
•	Net favorable non-catastrophe reserve development of $114.9 million primarily related to low loss emergence in our healthcare line of business for the 2002 through 2004 and 2006 loss years, our professional liability line of business for the 2003 and 2004 loss years and our general casualty line of business for the 2004 loss year.

•	Net unfavorable non-catastrophe reserve development of $72.2 million primarily due to higher than anticipated loss emergence in our general casualty line of business for the 2003 and 2005 loss years and in our professional liability line of business for the 2002 loss year.

•	Net favorable non-catastrophe property reserve development of $1.3 million consisted of $13.1 million in net favorable reserve development that was primarily the result of our general property and energy lines of business actual loss emergence being lower than the initial expected loss emergence for the 2002 through 2004 and 2006 loss years, partially offset by net unfavorable reserve development of $11.8 million that was primarily the result of increased loss activity for our general property and energy lines of business for the 2005 loss year.

•	Net favorable catastrophe reserve development of $32.4 million was recognized related to the 2004 and 2005 windstorms due to less than anticipated reported loss activity over the 12 months prior to December 31, 2007.
     The net favorable reserve development of $80.7 million recognized during the year ended December 31, 2006 was primarily due to $101.0 million of favorable loss emergence in our general casualty, professional liability, healthcare and energy lines of business for 2002 through 2004 loss years and our general property line of business for the 2004 and 2005 loss years. These favorable reserve developments were partially offset by $20.3 million of higher than anticipated loss emergence in our general property line of business for the 2003 loss year and our energy line of business for the 2005 loss year.
     The loss and loss expense ratio for the year ended December 31, 2007 was 62.2% compared to 61.1% for the year ended December 31, 2006. The net favorable reserve development recognized in the year ended December 31, 2007 decreased the loss and loss expense ratio by 14.5 percentage points. Thus, the loss and loss expense ratio related to the current loss year was 76.7%. Comparatively, the net favorable reserve development recognized in the year ended December 31, 2006 decreased the loss and loss expense ratio by 13.2 percentage points. Thus, the loss and loss expense ratio related to that loss year was 74.3% for the year ended December 31, 2006. The increase in the loss and loss expense ratio during the year ended December 31, 2007 compared to the year ended December 31, 2006 was primarily the result of higher loss activity for our European general property and energy business as well as lower premium rates on new and renewal business.
     Net paid losses for the year ended December 31, 2007 and 2006 were $223.2 million and $196.5 million, respectively. The increase in net paid losses was due to several large claims related to our casualty lines of business being paid during the year ended December 31, 2007 compared to the year ended December 31, 2006, partially offset by lower paid losses on the 2004 and 2005 windstorms. The increase in the claims paid on our casualty lines of business reflects the maturation of this longer-tailed casualty business. During the year ended December 31, 2007, approximately $57.0 million of net property losses were paid in relation to the 2004 and 2005 windstorms compared to approximately $78.9 million during the year ended December 31, 2006.

     The table below is a reconciliation of the beginning and ending reserves for losses and loss expenses for the years ended December 31, 2007 and 2006. Losses incurred and paid are reflected net of reinsurance recoverable.

	Year Ended
	December 31,
	2007	2006
	($ in millions)
Net reserves for losses and loss expenses, January 1	$1,657.8	$1,480.5
Incurred related to:
Current period non-catastrophe	404.7	452.1
Current period property catastrophe	—	—
Prior period non-catastrophe	(43.9)	(75.2)
Prior period property catastrophe	(32.4)	(5.5)

Total incurred	$328.4	$371.4
Paid related to:
Current period non-catastrophe	19.1	10.6
Current period property catastrophe	—	—
Prior period non-catastrophe	147.1	82.0
Prior period property catastrophe	57.0	103.9

Total paid	$223.2	$196.5
Foreign exchange revaluation	4.7	2.4

Net reserve for losses and loss expenses, December 31	1,767.7	1,657.8
Losses and loss expenses recoverable	612.3	619.3

Reserve for losses and loss expenses, December 31	$2,380.0	$2,277.1

     Acquisition costs. Acquisition costs decreased by $5.4 million, or 48.2%, for the year ended December 31, 2007 compared to the year ended December 31, 2006. This decrease was primarily related to lower gross premiums written and an increase in ceding commission income with the increase in casualty reinsurance purchased. The decrease in the acquisition cost ratio from 1.8% for the year ended December 31, 2006 to 1.1% for the year ended December 31, 2007 was due to the increase in ceding commission income received.
     General and administrative expenses. General and administrative expenses increased by $15.1 million, or 26.2%, for the year ended December 31, 2007 compared to the year ended December 31, 2006. The increase in general and administrative expenses was attributable to increased salary and related costs, including stock-based compensation, increased building-related costs and higher costs associated with information technology. The 4.3 percentage point increase in the general and administrative expense ratio from 9.5% for the year ended December 31, 2006 to 13.8% for the same period in 2007 was primarily a result of the factors discussed above, while net premiums earned declined.

Reinsurance Segment
     The following table summarizes the underwriting results and associated ratios for the reinsurance segment for the years ended December 31, 2008, 2007 and 2006.

	Year Ended December 31,
	2008	2007	2006
	($ in millions)
Revenues
Gross premiums written	$430.1	$536.1	$572.7
Net premiums written	428.4	535.9	572.0
Net premiums earned	464.5	504.0	526.9
Expenses
Net losses and loss expenses	$249.1	$300.9	$292.4
Acquisition costs	91.0	101.8	113.3
General and administrative expenses	43.5	39.1	27.0
Underwriting income	80.9	62.2	94.2
Ratios
Loss and loss expense ratio	53.6%	59.7%	55.5%
Acquisition cost ratio	19.6	20.2	21.5
General and administrative expense ratio	9.4	7.8	5.1
Expense ratio	29.0	28.0	26.6
Combined ratio	82.6	87.7	82.1
Comparison of Years Ended December 31, 2008 and 2007
     Premiums. Gross premiums written decreased $106.0 million, or 19.8%, for the year ended December 31, 2008 compared to the same period in 2007. The decrease in gross premiums written was primarily due to the non-renewal of business that did not meet our underwriting requirements (which included inadequate pricing and/or contract terms and conditions), increased competition, decreasing rates for renewal business and net downward adjustments on estimated premiums. This included the non-renewal of certain reinsurance treaties by our Bermuda office of $134.2 million, partially offset by new business. Adjustments on estimated premiums were lower by approximately $33.7 million during the year ended December 31, 2008 compared to the year ended December 31, 2007. We recognized net downward adjustments of $19.5 million during the year ended December 31, 2008 compared to net upward adjustments of $14.2 million during the year ended December 31, 2007. We also recorded $2.9 million in reinstatement premiums for Hurricane Ike.
     During the year ended December 31, 2008, our Bermuda, U.S. and Switzerland reinsurance operations wrote gross premiums written of $322.1 million, $107.7 and $0.3 million, respectively. Our Swiss office commenced operations in December 2008. The gross premiums written by our U.S. reinsurance operations, which commenced business in April 2008, included the renewal of certain treaties previously written in Bermuda of $64.4 million.
     The table below illustrates our gross premiums written by line of business for the years ended December 31, 2008 and 2007:

	Year Ended
	December 31,		Dollar	Percentage
	2008	2007	Change	Change
		($ in millions)
Professional liability reinsurance	$131.1	$210.9	$(79.8)	(37.8)%
General casualty reinsurance	108.8	126.5	(17.7)	(14.0)
International reinsurance	77.8	73.9	3.9	5.3
Property reinsurance	77.3	83.7	(6.4)	(7.6)
Facultative reinsurance	23.7	33.0	(9.3)	(28.2)
Other	11.4	8.1	3.3	40.7

	$430.1	$536.1	$(106.0)	(19.8)%

     Net premiums written decreased by $107.5 million, or 20.1%, for the year ended December 31, 2008 compared to the year ended December 31, 2007, which was consistent with the decrease in gross premiums written. Net premiums earned decreased $39.5 million, or 7.8%, as a result of lower net premiums written, including the reduction in the amount of upward adjustments to premium estimates. Adjustments on estimated premiums also impacted net premiums earned as they relate to prior year treaties that have already been fully or partially earned. Premiums related to our reinsurance business earn at a slower rate than those related to our direct insurance business. Direct insurance premiums typically earn ratably over the term of a policy. Reinsurance premiums under a proportional contract are typically earned over the same period as the underlying policies, or risks, covered by the contract. As a result, the earning pattern of a proportional contract may extend up to 24 months, reflecting the inception dates of the underlying policies. Property catastrophe premiums and premiums for other treaties written on a losses occurring basis earn ratably over the term of the reinsurance contract.
     Net losses and loss expenses. Net losses and loss expenses decreased by $51.8 million, or 17.2%, for the year ended December 31, 2008 compared to the year ended December 31, 2007. The decrease in net losses and loss expenses was primarily due to higher net favorable reserve development recognized during the year ended December 31, 2008 compared to the year ended December 31, 2007, partially offset by losses and loss expenses incurred of $39.2 million related to Hurricanes Gustav and Ike and $1.6 million related to the flooding in the U.S. Midwest. Overall, our reinsurance segment recorded net favorable reserve development of $75.1 million during the year ended December 31, 2008 compared to net favorable reserve development of $7.1 million for the year ended December 31, 2007.
     The net favorable reserve development of $75.1 million for the year ended December 31, 2008 included the following:
•	Net favorable reserve development of $25.7 million for our professional liability reinsurance, general casualty reinsurance, accident and health reinsurance and facultative reinsurance lines of business. The net favorable reserve development for these lines of business was primarily the result of actual loss emergence being lower than the initial expected loss emergence for the 2003 through 2005 loss years.

•	Net favorable reserve development of $33.3 million, excluding the 2004 and 2005 windstorms, for our property reinsurance and international reinsurance lines of business was primarily the result of actual loss emergence being lower than the initial expected loss emergence for the 2002 through 2007 loss years.

•	We recognized net favorable development of $16.1 million related to the 2004 and 2005 windstorms.
     Comparatively, during the year ended December 31, 2007 we recognized $7.1 million in net favorable reserve development, which was comprised of the following:
•	Net favorable reserve development of $3.8 million related to the 2004 and 2005 windstorms.

•	Favorable reserve development of $3.3 million related to low loss emergence in our property and accident and health reinsurance lines of business for the 2004 and 2005 loss years.
     The loss and loss expense ratio for the year ended December 31, 2008 was 53.6% compared to 59.7% for the year ended December 31, 2007. Net favorable reserve development recognized during the year ended December 31, 2008 reduced the loss and loss expense ratio by 16.2 percentage points. Thus, the loss and loss expense ratio related to the current loss year was 69.8%. In comparison, net favorable reserve development recognized in the year ended December 31, 2007 reduced the loss and loss expense ratio by 1.4 percentage points. Thus, the loss and loss expense ratio related to that period’s loss year was 61.1%. The increase in the loss and loss expense ratio for the current loss year was due to increased storm activity in 2008, which included net losses and loss expenses recognized of $1.6 million for the floods in the U.S. Midwest and $39.2 million for Hurricanes Gustav and Ike.
     We continue to review the impact of the subprime and credit market crisis on professional liability reinsurance contracts we write. We have high attachment points for our professional liability policies and contracts, which makes estimating whether losses will exceed our attachment point more difficult. An “attachment point” is the loss point at which an insurance policy or reinsurance contract becomes operative and below which any losses are retained by either the insured or other insurers or reinsurers. For our professional liability reinsurance contracts with potential subprime and credit related exposure, the average attachment point is approximately $95 million with an average limit of $1.8 million. At this time we believe, based on the claims information received to date, that our current IBNR is adequate to meet any potential subprime and credit related losses. We will continue to monitor our reserve for losses and loss expenses for any new claims information and adjust our reserve for losses and loss expenses accordingly.
     Net paid losses were $158.6 million for the year ended December 31, 2008 compared to $135.5 million for the year ended December 31, 2007. The increase in net paid losses was due to an increase in our non-catastrophe net paid losses, particularly in the casualty reinsurance lines where the net losses paid increased by approximately $28.1 million. The increase in net paid losses reflects the maturation of this longer-tailed casualty business. This was partially offset by lower net losses paid in relation to the 2004 and 2005 windstorms from $30.1 million for the year ended December 31, 2007 to $25.2 million for the year ended December 31, 2008.

     The table below is a reconciliation of the beginning and ending reserves for losses and loss expenses for the years ended December 31, 2008 and 2007. Losses incurred and paid are reflected net of reinsurance recoverable.

	Year Ended
	December 31,
	2008	2007
	($ in millions)
Net reserves for losses and loss expenses, January 1	$998.2	$832.8
Acquisition of net reserve for losses and loss expenses	(16.6)	—
Incurred related to:
Current period non-catastrophe	283.4	308.0
Current period property catastrophe	40.8	—
Prior period non-catastrophe	(59.0)	(3.3)
Prior period property catastrophe	(16.1)	(3.8)

Total incurred	$249.1	$300.9
Paid related to:
Current period non-catastrophe	9.5	11.9
Current period property catastrophe	17.0	—
Prior period non-catastrophe	106.9	93.5
Prior period property catastrophe	25.2	30.1

Total paid	$158.6	$135.5

Net reserve for losses and loss expenses, December 31	1,072.1	998.2
Losses and loss expenses recoverable	3.2	18.2

Reserve for losses and loss expenses, December 31	$1,075.3	$1,016.4

     The acquisition of net reserve for losses and loss expenses represents the elimination of the reserve for losses and loss expenses assumed from Darwin prior to the acquisition.
     Acquisition costs. Acquisition costs decreased by $10.8 million, or 10.6%, for the year ended December 31, 2008 compared to the year ended December 31, 2007 primarily as a result of the related decrease in net premiums earned. The acquisition cost ratio of 19.6% for the year ended December 31, 2008 was in-line with the 20.2% acquisition cost ratio for the year ended December 31, 2007.
     General and administrative expenses. General and administrative expenses increased $4.4 million, or 11.3%, for the year ended December 31, 2008 compared to the year ended December 31, 2007. The increase was primarily the result of a one-time expense of $1.2 million for the reimbursement of forfeited stock compensation and signing bonuses for new executives hired as a result of the continued expansion of our U.S. operations, increased salary and related costs, increased building-related costs, increased professional fees and higher costs associated with information technology. The 1.6 percentage point increase in the general and administrative expense ratio from 7.8% for the year ended December 31, 2007 to 9.4% for the year ended December 31, 2008 was primarily a result of the factors discussed above, while net premiums earned decreased.
Comparison of Years Ended December 31, 2007 and 2006
     Premiums. Gross premiums written decreased by $36.6 million, or 6.4%, for the year ended December 31, 2007 compared to the year ended December 31, 2006. The decrease in gross premiums written was primarily the result of the following:
•	A reduction in the amount of upward adjustments on estimated reinsurance premiums. Net upward adjustments on estimated reinsurance premiums were lower by approximately $69.0 million during the year ended December 31, 2007 compared to the year ended December 31, 2006. Net upward adjustments on estimated reinsurance premiums were $14.2 million for the year ended December 31, 2007 compared to $83.2 million for the year ended December 31, 2006. As our historical experience develops, we may have fewer or smaller adjustments to our estimated premiums.

•	Non-renewal of business that did not meet our underwriting requirements (which included pricing and/or contract terms and conditions) and rate decreases from increased competition for new and renewal business.

•	Offsetting these reductions was new business written and an increase in our participation on other treaties where the pricing and contract terms and conditions remained attractive.
     The table below illustrates our gross premiums written by line of business for the years ended December 31, 2007 and 2006.

	Year Ended
	December 31,		Dollar	Percentage
	2007	2006	Change	Change
	($ in millions)
Professional liability reinsurance	$210.9	$202.5	$8.4	4.1%
General casualty reinsurance	126.5	136.4	(9.9)	(7.3)
Property reinsurance	83.7	119.2	(35.5)	(29.8)
International reinsurance	73.9	79.2	(5.3)	(6.7)
Facultative reinsurance	33.0	30.6	2.4	7.8
Other	8.1	4.8	3.3	68.8

	$536.1	$572.7	$(36.6)	(6.4)%

     Net premiums written decreased by $36.1 million, or 6.3%, for the year ended December 31, 2007 compared to the year ended December 31, 2006, which was consistent with the decrease in gross premiums written. Net premiums earned decreased $22.9 million, or 4.3%, as a result of lower net premiums written, including the reduction in the amount of upward adjustments to premium estimates. Adjustments on estimated premiums also impacted net premiums earned as they relate to prior year treaties that have already been fully or partially earned. Premiums related to our reinsurance business earn at a slower rate than those related to our direct insurance business. Direct insurance premiums typically earn ratably over the term of a policy. Reinsurance premiums under a proportional contract are typically earned over the same period as the underlying policies, or risks, covered by the contract. As a result, the earning pattern of a proportional contract may extend up to 24 months, reflecting the inception dates of the underlying policies. Property catastrophe premiums and premiums for other treaties written on a losses occurring basis earn ratably over the term of the reinsurance contract.
     Net losses and loss expenses. Net losses and loss expenses increased by $8.5 million, or 2.9%, for the year ended December 31, 2007 compared to the year ended December 31, 2006. The increase in net losses and loss expenses was primarily due to less net favorable reserve development on prior year reserves recognized during the year ended December 31, 2007 compared to the year ended December 31, 2006 and increased reserves for losses and loss expenses by $9.0 million related to the floods in the United Kingdom and Australia during June 2007. We recognized net favorable reserve development of approximately $7.1 million during the year ended December 31, 2007 compared to net favorable reserve development of $16.3 million for the year ended December 31, 2006.
     The net favorable reserve development of $7.1 million for the year ended December 31, 2007 was comprised of the following:
•	Net favorable reserve development of $3.8 million related to the 2004 and 2005 windstorms. We recognized favorable reserve development of $4.7 million related to the 2005 windstorms and unfavorable reserve development of $0.9 million related to the 2004 windstorms.

•	Favorable reserve development of $3.3 million related to low loss emergence in our property and accident and health reinsurance lines of business for the 2004 and 2005 loss years.
     Comparatively, during the year ended December 31, 2006, we recognized $16.3 million in net favorable reserve development, which was comprised of the following:
•	Recognition of approximately $12.4 million of favorable reserve development. The majority of this development related to the 2003 and 2005 loss year business written on our behalf by IPCUSL, as well as certain workers compensation catastrophe business written during the period from 2002 to 2005.

•	Net favorable reserve development related to the 2005 windstorms totaled approximately $2.8 million due to updated claims information that reduced our reserves for this segment.

•	Anticipated recoveries of approximately $1.1 million on our property catastrophe reinsurance protection related to Hurricane Frances.
     The loss and loss expense ratio for the year ended December 31, 2007 was 59.7% compared to 55.5% for the year ended December 31, 2006. Net favorable reserve development recognized in the year ended December 31, 2007 reduced the loss and loss expense ratio by 1.4 percentage points. Thus, the loss and loss expense ratio related to the current loss year was 61.1%. In comparison, net favorable reserve development recognized in the year ended December 31, 2006 reduced the loss and loss expense ratio by 3.1 percentage points. Thus, the loss and loss expense ratio related to that loss year was 58.6%. The increase in the loss and loss expense ratio for the current loss year was due to losses related to the floods in the United Kingdom and Australia, which increased the loss and loss expense ratio by 1.8 percentage points, and our writing more casualty reinsurance business, which typically carries a higher loss ratio than property reinsurance business.
     Net paid losses were $135.5 million for the year ended December 31, 2007 compared to $185.9 million for the year ended December 31, 2006. The decrease reflects lower net losses paid in relation to the 2004 and 2005 windstorms from $115.0 million for the year ended December 31, 2006 to $30.1 million for the year ended December 31, 2007. This was partially offset by an increase in our non-catastrophe net paid losses, particularly in the casualty reinsurance lines where the net losses paid increased by approximately $27.4 million. The increase in net paid losses reflects the maturation of this longer-tailed casualty business.
     The table below is a reconciliation of the beginning and ending reserves for losses and loss expenses for the years ended December 31, 2007 and 2006. Losses incurred and paid are reflected net of reinsurance recoverable.

	Year Ended
	December 31,
	2007	2006
	($ in millions)
Net reserves for losses and loss expenses, January 1	$832.8	$726.3
Incurred related to:
Current period non-catastrophe	308.0	308.7
Current period property catastrophe	—	—
Prior period non-catastrophe	(3.3)	(12.4)
Prior period property catastrophe	(3.8)	(3.9)

Total incurred	$300.9	$292.4
Paid related to:
Current period non-catastrophe	11.9	14.9
Current period property catastrophe	—	—
Prior period non-catastrophe	93.5	56.0
Prior period property catastrophe	30.1	115.0

Total paid	$135.5	$185.9

Net reserve for losses and loss expenses, December 31	998.2	832.8
Losses and loss expenses recoverable	18.2	38.1

Reserve for losses and loss expenses, December 31	$1,016.4	$870.9

     Acquisition costs. Acquisition costs decreased by $11.5 million, or 10.2%, for the year ended December 31, 2007 compared to the year ended December 31, 2006 primarily as a result of the related decrease in net premiums earned. The acquisition cost ratio of 20.2% for the year ended December 31, 2007 was lower than the 21.5% acquisition cost ratio for the year ended December 31, 2006 partially due to more contracts being written on an excess-of-loss basis and less on a proportional basis. Contracts written on a proportional basis typically carry higher acquisition costs than contracts written on an excess-of-loss basis. The acquisition cost ratio also decreased because we no longer pay a 6.5% override commission to IPCUSL as our underwriting agency agreement with them was terminated in December 2006.
     General and administrative expenses. General and administrative expenses increased by $12.1 million, or 44.8%, for the year ended December 31, 2007 compared to the year ended December 31, 2006. The increase was attributable to increased salary and related costs, including stock-based compensation costs, increased building-related costs and higher information technology costs. The 2.7 percentage point increase in the general and administrative expense ratio from 5.1% for the year ended December 31, 2006 to 7.8% for the same period in 2007 was primarily a result of the factors discussed above, while net premiums earned declined.

Reserves for Losses and Loss Expenses
     Reserves for losses and loss expenses as of December 31, 2008, 2007 and 2006 were comprised of the following:

	U.S. Insurance			International Insurance			Reinsurance			Total
	December 31,			December 31,			December 31,			December 31,
	2008	2007	2006	2008	2007	2006	2008	2007	2006	2008	2007	2006
	($ in millions)
Case reserves	$257.3	$107.0	$75.2	$619.3	$643.7	$662.0	$256.3	$212.7	$198.0	$1,132.9	$963.4	$935.2
IBNR	871.2	416.5	413.8	1,753.7	1,736.3	1,615.1	819.0	803.7	672.9	3,443.9	2,956.4	2,701.8

Reserve for losses and loss expenses	1,128.5	523.5	489.0	2,373.0	2,380.0	2,277.1	1,075.3	1,016.4	870.9	4,576.8	3,919.8	3,637.0
Reinsurance recoverables	(309.1)	(52.3)	(31.7)	(576.0)	(612.3)	(619.3)	(3.2)	(18.2)	(38.1)	(888.3)	(682.8)	(689.1)

Net reserve for losses and loss expenses	$819.4	$471.2	$457.3	$1,797.0	$1,767.7	$1,657.8	$1,072.1	$998.2	$832.8	$3,688.5	$3,237.0	$2,947.9

     Included in the increase in reserves for losses and loss expenses for the U.S. insurance segment from December 31, 2007 to December 31, 2008 was the reserves for losses and loss expenses assumed in connection with the acquisition of Finial Insurance Company, now known as Allied World Reinsurance Company, as well as the acquisition of Darwin. As a part of the acquisition of Finial Insurance Company, we assumed case reserves of $56.4 million and IBNR of $48.5 million. The case reserves and IBNR assumed were 100% ceded to National Indemnity Company, an affiliate of Berkshire Hathaway Inc., resulting in an increase of $104.9 million in reinsurance recoverables. As of December 31, 2008, the case reserves and IBNR assumed from Finial Insurance Company were $46.6 million and $39.3 million, respectively. As part of the acquisition of Darwin we acquired case reserves and IBNR combined, before any eliminations, of $455.2 million and reinsurance recoverables of $156.3 million. Please refer to Note 3 of the notes to the consolidated financial statements for additional information regarding the acquisition of Finial Insurance Company and Darwin.
     We participate in certain lines of business where claims may not be reported for many years. Accordingly, management does not solely rely upon reported claims on these lines for estimating ultimate liabilities. We also use statistical and actuarial methods to estimate expected ultimate losses and loss expenses. Loss reserves do not represent an exact calculation of liability. Rather, loss reserves are estimates of what we expect the ultimate resolution and administration of claims will cost. These estimates are based on various factors including underwriters’ expectations about loss experience, actuarial analysis, comparisons with the results of industry benchmarks and loss experience to date. Loss reserve estimates are refined as experience develops and as claims are reported and resolved. Establishing an appropriate level of loss reserves is an inherently uncertain process. Ultimate losses and loss expenses may differ from our reserves, possibly by material amounts.
     The following tables provide our ranges of loss and loss expense reserve estimates by business segment as of December 31, 2008:

	Reserve for Losses and Loss Expenses
	Gross of Reinsurance Recoverable(1)
	Carried	Low	High
	Reserves	Estimate	Estimate
	($ in millions)
U.S. insurance	$1,128.6	$864.3	$1,238.1
International insurance	2,373.0	1,865.2	2,678.1
Reinsurance	1,075.3	768.7	1,338.0

	Reserve for Losses and Loss Expenses
	Net of Reinsurance Recoverable(1)
	Carried	Low	High
	Reserves	Estimate	Estimate
	($ in millions)
U.S. insurance	$819.4	$605.1	$905.2
International insurance	1,797.1	1,406.3	2,027.8
Reinsurance	1,072.1	766.1	1,334.8

(1)	For statistical reasons, it is not appropriate to add together the ranges of each business segment in an effort to determine the low and high range around the consolidated loss reserves.
     Our range for each business segment was determined by utilizing multiple actuarial loss reserving methods along with various assumptions of reporting patterns and expected loss ratios by loss year. The various outcomes of these techniques were combined to determine a reasonable range of required losses and loss expenses reserves.
     Our selection of the actual carried reserves has typically been above the midpoint of the range. We believe that we should be conservative in our reserving practices due to the lengthy reporting patterns and relatively large limits of net liability for any one risk of our direct excess casualty business and of our casualty reinsurance business. Thus, due to this uncertainty regarding estimates for reserve for losses and loss expenses, we have carried our consolidated reserve for losses and loss expenses over the most recent three years, net of reinsurance recoverable, 4.1% to 6.1% above the midpoint of the low and high estimates for the consolidated net losses and loss expenses. These long-tail lines of business include our general casualty, professional liability, healthcare, program and other components of our U.S. insurance and international insurance segments, as well as the general casualty, professional liability, facultative casualty and the international casualty components of our reinsurance segment. We believe that relying on the more conservative actuarial indications is prudent for these lines of business. For a discussion of loss and loss expense reserve estimate, please see “— Critical Accounting Policies — Reserve for Losses and Loss Expenses” in this Form 10-K.
Ceded Reinsurance
     For purposes of managing risk, we reinsure a portion of our exposures, paying reinsurers a part of premiums received on policies we write. Total premiums ceded pursuant to reinsurance contracts entered into by our company with a variety of reinsurers were $338.4 million, $352.4 million and $352.4 million for the years ended December 31, 2008, 2007 and 2006, respectively. Certain reinsurance contracts provide us with protection related to specified catastrophes insured by our U.S. insurance and international insurance segments. We also cede premiums on a proportional basis to limit total exposures in our U.S. insurance and international insurance segments and to a lesser extent in our reinsurance segment. The following table illustrates our gross premiums written and ceded for the years ended December 31, 2008, 2007 and 2006:

	Gross Premiums Written and
	Premiums Ceded
	Year Ended December 31,
	2008	2007	2006
	($ in millions)
Gross	$1,445.6	$1,505.5	$1,659.0
Ceded	(338.4)	(352.4)	(352.4)

Net	$1,107.2	$1,153.1	$1,306.6

Ceded as percentage of gross	23.4%	23.4%	21.2%

     The following table illustrates the effect of our reinsurance ceded strategies on our results of operations:

	Year Ended December 31,
	2008	2007	2006
	($ in millions)
Premiums written ceded	338.4	352.4	352.4
Premiums earned ceded	347.0	348.3	332.4
Losses and loss expenses ceded	176.4	189.8	244.8
Acquisition costs ceded	70.8	66.4	61.6
     For the year ended December 31, 2008, we had a net cash outflow relating to ceded reinsurance activities (premiums paid less losses recovered and net ceding commissions received) of approximately $58 million, net cash outflow of approximately $94 million for the year ended December 31, 2007, and net cash inflow of approximately $36 million for the year ended December 31, 2006. The net cash outflows in 2008 and 2007 are reflective of fewer losses that were recoverable under our reinsurance coverages. The net cash inflow in 2006 primarily resulted from the recovery of losses paid related to the 2004 and 2005 windstorms.
     We have increased the use of reinsurance in certain lines of business during 2008 as we have been able to obtain reinsurance protection at cost-effective levels with acceptable security and in order reduce the overall volatility of our insurance operations. We believe we have been successful in obtaining reinsurance protection, and our purchase of reinsurance has allowed us to form strong trading relationships with reinsurers. However, it is not certain that we will be able to obtain adequate protection at cost effective levels in the future. We therefore may not be able to successfully mitigate risk through reinsurance arrangements. Further, we are subject to credit risk with respect to our reinsurers because the ceding of risk to reinsurers does not relieve us of our liability to the clients or companies we insure or reinsure. Our failure to establish adequate reinsurance arrangements or the failure of existing reinsurance arrangements to protect us from overly concentrated risk exposure could materially adversely affect our financial condition and results of operations.
     The following is a summary of our ceded reinsurance program by line of business as of December 31, 2008:
•	We have purchased quota share reinsurance almost from inception for our general property and energy lines of business written by our U.S. insurance and international insurance segments. We have ceded from 35% to 55% (during 2008 we ceded 40% compared to 55% in 2007) of up to $10 million of each applicable general property policy limit. We also purchase reinsurance to provide protection for specified catastrophes insured by our U.S. insurance and international insurance segments. We renewed our property catastrophe reinsurance treaty at a cost that was higher than the expiring treaty. The increased cost of the property catastrophe reinsurance treaty was principally due to the new treaty expanding earthquake coverage in the United States and increased exposure due to changes in our general property quota share reinsurance treaty. The treaty is an excess-of-loss reinsurance treaty with four layers. The first layer has a limit of $45 million excess of $80 million, which is 50% placed with reinsurers and the remainder is retained by us. The second layer has a limit of $50 million excess of $125 million, which is 100% placed with reinsurers. The third layer has a limit of $75 million excess of $175 million, which is 100% placed with reinsurers. The fourth layer has a limit of $100 million excess $250 million and covers only earthquakes, which is 100% placed with reinsurers. We also purchased property catastrophe reinsurance protection on our international general property business effective September 1, 2007, which covers all territories except the U.S. and Canada. This treaty was cancelled and rewritten effective May 1, 2008. The treaty is an excess-of-loss reinsurance treaty with a limit of $50 million excess of $50 million, which is 80% placed with reinsurers and the remainder is retained by us. In addition, we purchased an excess-of-loss reinsurance treaty for our general property line of business with a limit of $15 million excess of $10 million or €10 million excess of €10 million. We have also purchased a limited amount of facultative reinsurance for general property and energy policies.
•	We have purchased variable quota share reinsurance for our general casualty business since December 2002. During 2008, we increased the cession of policies with limits less than or equal to $25 million (or its currency equivalent) to 35% (25% in 2007) for policies written by our Bermuda and European offices, and to 40% (28% in 2007) for policies written by our U.S. offices. For policies with limits greater than $25 million (or its currency equivalent), we ceded between 85% and 100% of up to $25 million of a variable quota share determined by the amount of the policy limit in excess of $25 million divided by the policy limit. During 2008, the cession percentage was 100% (100% in 2007).

•	We began purchasing in 2007 quota share reinsurance protection for professional liability policies written by our Bermuda and U.S. offices. During 2008, we ceded 9% (10% in 2007) of policies written by the Bermuda office and 32.5% (40% in 2007) of policies written by our U.S. offices with limits less than or equal to $25 million.

•	We purchased variable quota share reinsurance protection for our healthcare line of business written by our Bermuda and U.S. offices. In 2008, we ceded 40% (30% in 2007) of policies with limits greater than $10 million up to $25 million written by our Bermuda office and 30% (30% in 2007) of policies with limits of less than or equal $15 million by our U.S. offices and 30% for policies with limits greater than $15 million up to $25 million in certain limited cases.

•	Darwin has purchased various fixed rate and variable rate excess of loss reinsurance.

•	We have purchased a limited amount of retrocession coverage for our reinsurance segment.
     The following table illustrates our reinsurance recoverable as of December 31, 2008 and 2007:

	Reinsurance
	Recoverable
	As of December 31,
	2008	2007
	($ in millions)
Ceded case reserves	$330.8	$289.2
Ceded IBNR reserves	557.5	393.6

Reinsurance recoverable	$888.3	$682.8

     We remain obligated for amounts ceded in the event our reinsurers do not meet their obligations. Accordingly, we have evaluated the reinsurers that are providing reinsurance protection to us and will continue to monitor their credit ratings and financial stability. We generally have the right to terminate our treaty reinsurance contracts at any time, upon prior written notice to the reinsurer, under specified circumstances, including the assignment to the reinsurer by A.M. Best of a financial strength rating of less than “A—.” Approximately 98% of ceded case reserves as of December 31, 2008 were recoverable from reinsurers who had an A.M. Best rating of “A—” or higher.

Liquidity and Capital Resources
General
     As of December 31, 2008, our shareholders’ equity was $2.4 billion, a 7.9% increase compared to $2.2 billion as of December 31, 2007. The increase was primarily the result of net income for the year ended December 31, 2008 of $183.6 million. On January 1, 2008, we adopted FAS 159 and elected the fair value option for our hedge fund investments. Upon adoption of FAS 159, we reclassified the net unrealized gain related to the hedge funds of $26.3 million from accumulated other comprehensive income and recorded a cumulative-effect adjustment in retained earnings. Any subsequent change in the fair value of our hedge fund investments will be recognized in the consolidated statements of operations and comprehensive income and included in “net realized investment gains (losses)”. Please refer to Note 2 of the notes to our consolidated financial statements regarding our adoption of FAS 159.
     Holdings is a holding company and transacts no business of its own. Cash flows to Holdings may comprise dividends, advances and loans from its subsidiary companies. Holdings is therefore reliant on receiving dividends and other permitted distributions from its subsidiaries to make principal, interest and dividend payments on its senior notes and common shares.
     Despite the ongoing turmoil in the financial and credit markets, we believe our company’s capital position continues to remain well within the range needed for our business requirements and we have sufficient liquidity to fund our ongoing operations. This is evidenced by the fact that even with the significant realized investment losses, hurricane losses and other insurance and reinsurance losses during 2008 our shareholders’ equity has increased from the December 31, 2007 level. Contributing to the increase in shareholders’ equity during 2008 was net favorable reserve development of $280.1 million. While we cannot predict if we will continue to recognize net favorable reserve development or recognize net unfavorable reserve development in future periods, we believe we will have sufficient capital to meet our future obligations.
Restrictions and Specific Requirements
     The jurisdictions in which our operating subsidiaries are licensed to write business impose regulations requiring companies to maintain or meet various defined statutory ratios, including solvency and liquidity requirements. Some jurisdictions also place restrictions on the declaration and payment of dividends and other distributions.
     The payment of dividends from Holdings’ Bermuda domiciled operating subsidiary is, under certain circumstances, limited under Bermuda law, which requires our Bermuda operating subsidiary to maintain certain measures of solvency and liquidity. Holdings’ U.S. domiciled operating subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. In particular, payments of dividends by Allied World Assurance Company (U.S.) Inc., Allied World National Assurance Company, Allied World Reinsurance Company, Darwin National Assurance Company, Darwin Select Insurance Company and Vantapro Specialty Insurance Company are subject to restrictions on statutory surplus pursuant to the respective states in which these insurance companies are domiciled. Each state requires prior regulatory approval of any payment of extraordinary dividends. In addition, Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited are subject to significant regulatory restrictions limiting their ability to declare and pay any dividends without the consent of the Irish Financial Services Regulatory Authority. We also have insurance subsidiaries that are the parent company for other insurance subsidiaries, which means that dividends and other distributions will be subject to multiple layers of regulations in order to dividend funds to Holdings. The inability of the subsidiaries of Holdings to pay dividends and other permitted distributions could have a material adverse effect on Holdings’ cash requirements and ability to make principal, interest and dividend payments on its senior notes and common shares.
     Holdings’ operating subsidiary in Bermuda, Allied World Assurance Company, Ltd, is neither licensed nor admitted as an insurer, nor is it accredited as a reinsurer, in any jurisdiction in the United States. As a result, it is generally required to post collateral security with respect to any reinsurance liabilities it assumes from ceding insurers domiciled in the United States in order for U.S. ceding companies to obtain credit on their U.S. statutory financial statements with respect to insurance liabilities ceded to them. Under applicable statutory provisions, the security arrangements may be in the form of letters of credit, reinsurance trusts maintained by trustees or funds-withheld arrangements where assets are held by the ceding company.
     At this time, Allied World Assurance Company, Ltd uses trust accounts primarily to meet security requirements for inter-company and certain related-party reinsurance transactions. We also have cash and cash equivalents and investments on deposit with various state or government insurance departments or pledged in favor of ceding companies in order to comply with relevant insurance regulations. As of December 31, 2008, total trust account deposits were $892.6 million compared to $802.7 million as of December 31, 2007. In addition, Allied World Assurance Company, Ltd currently has access to up to $1.7 billion in letters of credit under two letter of credit facilities, one with Citibank Europe plc and one with a syndication of lenders described below. The credit facility with Citibank Europe plc was amended in December 2008 to provide us with greater flexibility in the types of securities that are eligible to be posted as collateral and to increase the maximum aggregate amount available under the credit facility to

$900.0 million on an uncommitted basis. These facilities are used to provide security to reinsureds and are collateralized by us, at least to the extent of letters of credit outstanding at any given time. As of December 31, 2008 and 2007, there were outstanding letters of credit totaling $987.0 million and $922.2 million, respectively, under our credit facilities. Of the $987.0 million outstanding letters of credit, $769.9 million is from the credit facility with Citibank Europe plc and $217.1 million is from a syndication of lenders. The remaining unused portions of the credit facility with Citibank Europe plc and the syndication of lenders as of December 31, 2008 were $130.1 million and $332.9 million, respectively. Given the recent events regarding the possible nationalization of Citigroup, there is a potential risk that Citibank Europe plc may no longer provide the remaining capacity under the credit facility as it is on an uncommitted basis. The letters of credit issued under the credit facility with Citibank Europe plc are deemed to be automatically extended without amendment for twelve months from the expiry date, or any future expiration date unless at least 30 days prior to any expiration date Citibank Europe plc notifies us by registered mail that they elect not to consider the letters of credit renewed for any such additional period. If Citibank Europe plc no longer provides capacity under the credit facility it may limit our ability to meet our security requirements and would require us to obtain other sources of security at terms that may not be favorable to us. Collateral committed to support the letter of credit facilities was $1,313.0 million as of December 31, 2008, compared to $1,170.7 million as of December 31, 2007.
     In November 2007, we entered into an $800 million five-year senior credit facility (the “Facility”) with a syndication of lenders. The Facility consists of a $400 million secured letter of credit facility for the issuance of standby letters of credit (the “Secured Facility”) and a $400 million unsecured facility for the making of revolving loans and for the issuance of standby letters of credit (the “Unsecured Facility”). Both the Secured Facility and the Unsecured Facility have options to increase the aggregate commitments by up to $200 million, subject to approval of the lenders. The Facility will be used for general corporate purposes and to issue standby letters of credit. The Facility contains representations, warranties and covenants customary for similar bank loan facilities, including a covenant to maintain a ratio of consolidated indebtedness to total capitalization as of the last day of each fiscal quarter or fiscal year of not greater than 0.35 to 1.0 and a covenant under the Unsecured Facility to maintain a certain consolidated net worth. In addition, each material operating subsidiary must maintain a financial strength rating from A.M Best Company of at least A- under the Unsecured Facility and of at least B++ under the Secured Facility. Concurrent with this new Facility, we terminated the Letter of Credit Facility with Barclays Bank Plc and all outstanding letters of credit issued thereunder were transferred to the Secured Facility. We were in compliance with all covenants under the Facility as of December 31, 2008.
     There are a total of 13 lenders which make up the Facility syndication and which have varying commitments ranging from $20.0 million to $87.5 million. Of the 13 lenders, four have commitments of $87.5 million each, four have commitments of $62.5 million each, four have commitments of $45.0 million each and one has a commitment of $20.0 million. One of the lenders in the Facility with a $20.0 million commitment has declared bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. We do not expect this lender to be able to meet its commitment under the Facility.
     On November 19, 2008, Allied World Assurance Company Holdings, Ltd requested a $250 million borrowing under the Unsecured Facility. We requested the borrowing to ensure the preservation of our financial flexibility in light of the current uncertainty in the credit markets. On November 21, 2008, we received $243.8 million of loan proceeds from the borrowing, as $6.3 million was not received from the lender in bankruptcy. The interest rate on the borrowing is 2.588%. We repaid the loan on its maturity date of February 23, 2009.
     On December 31, 2007, we filed a shelf-registration statement on Form S-3 (No. 333-148409) with the SEC in which we may offer from time to time common shares, preference shares, depository shares representing common shares or preference shares, senior or subordinated debt securities, warrants to purchase common shares, preference shares and debt securities, share purchase contracts, share purchase units and units which may consist of any combination of the securities listed above. The proceeds from any issuance will be used for working capital, capital expenditures, acquisitions, and other general corporate purposes.
     Security arrangements with ceding insurers may subject our assets to security interests or require that a portion of our assets be pledged to, or otherwise held by, third parties. Both of our letter of credit facilities are fully collateralized by assets held in custodial accounts at The Bank of New York Mellon held for the benefit of the banks. Although the investment income derived from our assets while held in trust accrues to our benefit, the investment of these assets is governed by the terms of the letter of credit facilities or the investment regulations of the state or territory of domicile of the ceding insurer, which may be more restrictive than the investment regulations applicable to us under Bermuda law. The restrictions may result in lower investment yields on these assets, which may adversely affect our profitability.
     As of December 31, 2008, we participated in a securities lending program whereby the securities we own that are included in fixed maturity investments available for sale are loaned to third parties, primarily brokerage firms, for a short period of time through a lending agent. We maintain control over the securities we lend and can recall them at any time for any reason. We receive amounts equal to all interest and dividends associated with the loaned securities and receive a fee from the borrower for the temporary use of the securities. Collateral in the form of cash is required initially at a minimum rate of 102% of the market value of the loaned securities and may not decrease below 100% of the market value of the loaned securities before additional collateral is required. We had $173.3 million and $144.6 million in securities on loan as of December 31, 2008 and 2007, respectively, with collateral held against such loaned securities amounting to $171.0 million and $147.2 million, respectively. On February 10, 2009, we discontinued our securities lending program.
     We do not currently anticipate that the restrictions on liquidity resulting from restrictions on the payments of dividends by our subsidiary companies or from assets committed in trust accounts or to collateralize the letter of credit facilities will have a material impact on our ability to carry out our normal business activities, including interest and dividend payments, respectively, on our senior notes and common shares.
Sources and Uses of Funds
     Our sources of funds primarily consist of premium receipts net of commissions, investment income, net proceeds from capital raising activities, which may include the issuance of common shares, senior notes and other debt or equity issuances, and proceeds from sales and redemption of investments. Cash is used primarily to pay losses and loss expenses, purchase reinsurance, pay general and administrative expenses and taxes, and pay dividends and interest, with the remainder made available to our investment managers for investment in accordance with our investment policy.
     Cash flows from operations for the year ended December 31, 2008 were $656.9 million compared to $761.0 million for the year ended December 31, 2007 and $791.6 million for the year ended December 31, 2006. The decrease in cash flows from operations for the year ended December 31, 2008 compared to the year ended December 31, 2007 was primarily due to lower net premiums written and higher net losses and loss expenses paid. Cash flows from operations for the year ended December 31, 2007 decreased compared to the year ended December 31, 2006 primarily due to lower net premiums written offset by increased investment income received and lower net losses and loss expenses paid.
     Investing cash flows consist primarily of proceeds on the sale of investments and payments for investments acquired. We used $443.1 million in net cash for investing activities during the year ended December 31, 2008 compared to $166.7 million for the year ended December 31, 2007 and $747.9 million for the year ended December 31, 2006. The increase in cash flows used in investing activities for the year ended December 31, 2008 compared to the year ended December 31, 2007 was primarily due to cash used to acquire Darwin during 2008. Net cash used in investing activities decreased during the year ended December 31, 2007 compared to the year ended December 31, 2006 due to lower cash flows from operations available to invest and due to the sale of investments to finance our acquisition of common shares from AIG.
     Cash flows provided by financing activities were $242.3 million for the year ended December 31, 2008 compared to net cash used in financing activities of $759.2 million for the year ended December 31, 2007 and net cash flows provided by financing activities of $150.0 million for the year ended December 31, 2006. Included in cash flows provided by financing activities for the year ended December 31, 2008 were dividends paid of $35.3 million and $243.8 million of proceeds from the borrowing of our syndicated loan. During the year ended December 31, 2007, we used $563.4 million to acquire common shares from AIG, one of our founding shareholders. During the year ended December 31, 2006, we completed our IPO, including the exercise in full by the underwriters of their over-allotment option, and a senior notes offering, which resulted in gross proceeds received of $344.1 million and $498.5 million, respectively. We also paid issuance costs of approximately $31.5 million in association with these offerings. We utilized $500.0 million of the net funds received to repay our term loan.
     Our funds are primarily invested in liquid, high-grade fixed income securities. As of December 31, 2008 and December 31, 2007, including a global high-yield bond fund, 99% of our fixed income portfolio consisted of investment grade securities. As of December 31, 2008 and 2007, net accumulated unrealized gains were $105.6 million and $136.2 million, respectively. The change in unrealized gains or losses during 2008 reflected movements in interest rates and credit spread widening partially offset by the recognition of approximately $212.9 million of realized losses on securities that were considered to be impaired on an other-than-temporary basis. The maturity distribution of our fixed income portfolio (on a market value basis) as of December 31, 2008 and December 31, 2007 was as follows:

	December 31,	December 31,
	2008	2007
	($ in millions)
Due in one year or less	$274.2	$474.1
Due after one year through five years	1,887.1	1,982.1
Due after five years through ten years	1,254.9	869.0
Due after ten years	365.8	99.5
Mortgage-backed	2,089.9	2,117.5
Asset-backed	160.1	164.9

Total	$6,032.0	$5,707.1

     We have investments in various hedge funds, the market value of which was $48.6 million as of December 31, 2008. Each of the hedge funds has redemption notice requirements. For those hedge funds that are in the form of limited partnerships, liquidity is allowed after the term of the partnership and could be extended at the option of the general partner. As of December 31, 2008, we had two hedge funds that were in the form of limited partnerships, which allow for liquidity in 2010 unless extended by the general partners. In January 2009, one of the funds received a notice of termination from one of its lenders and is expected to be liquidated during 2009. We do not expect to receive any proceeds at final redemption, and have taken a mark-to-market loss of $19.4 million during the year ended December 31, 2008. During 2008, we submitted redemption requests for our investments in the Portfolio VI Fund and AIG Select Fund. We are the sole investors in the Portfolio VI Fund and the market value of this fund was $37.5 million as of December 31, 2008. We expect to receive the remaining redemptions in 2009. We redeemed our entire investment in the AIG Select Fund during 2008. Given current market conditions, we may not realize the full value of the Portfolio VI Fund at final redemption.
     We do not believe that inflation has had a material effect on our consolidated results of operations. The potential exists, after a catastrophe loss, for the development of inflationary pressures in a local economy. The effects of inflation are considered implicitly in pricing. Loss reserves are established to recognize likely loss settlements at the date payment is made. Those reserves inherently recognize the effects of inflation. The actual effects of inflation on our results cannot be accurately known, however, until claims are ultimately resolved.
Financial Strength Ratings
     Financial strength ratings and senior unsecured debt ratings represent the opinions of rating agencies on our capacity to meet our obligations. Some of our reinsurance treaties contain special funding and termination clauses that are triggered in the event that we or one of our subsidiaries is downgraded by one of the major rating agencies to levels specified in the treaties, or our capital is significantly reduced. If such an event were to happen, we would be required, in certain instances, to post collateral in the form of letters of credit and/or trust accounts against existing outstanding losses, if any, related to the treaty. In a limited number of instances, the subject treaties could be cancelled retroactively or commuted by the cedent and might affect our ability to write business.
     The following were our financial strength ratings as of February 23, 2009:

A.M. Best	A/stable
Moody’s*	A2/negative
Standard & Poor’s**	A-/stable

*	Moody’s financial strength ratings are for Allied World Assurance Company, Ltd, Allied World Assurance Company (U.S.) Inc., Allied World National Assurance Company and Allied World Reinsurance Company.

**	Standard & Poor’s financial strength ratings are for Allied World Assurance Company, Ltd., Allied World Assurance Company (U.S.) Inc., Allied World National Assurance Company, Allied World Reinsurance Company, Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited.
     The following were our senior unsecured debt ratings as of February 23, 2009:

A.M. Best	bbb/stable
Moody’s	Baa1/negative
Standard & Poor’s	BBB/stable
Long-Term Debt

     On July 21, 2006, we issued $500.0 million aggregate principal amount of 7.50% senior notes due August 1, 2016, with interest payable August 1 and February 1 each year, commencing February 1, 2007. We can redeem the senior notes prior to maturity, subject to payment of a “make-whole” premium, however, we currently have no intention of redeeming the notes. The senior notes include certain covenants that include:
•	Limitation on liens on stock of designated subsidiaries;

•	Limitation as to the disposition of stock of designated subsidiaries; and

•	Limitations on mergers, amalgamations, consolidations or sale of assets.
     We were in compliance with all covenants related to our senior notes as of December 31, 2008.
Aggregate Contractual Obligations
     The following table shows our aggregate contractual obligations by time period remaining until due date as of December 31, 2008:

	Payment Due by Period
		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
			($ in millions)
Contractual Obligations
Senior notes (including interest)	$800.0	$37.5	$75.0	$75.0	$612.5
Syndicated loan (including interest)	245.4	245.4	—	—	—
Operating lease obligations	110.1	12.0	22.3	19.5	56.3
Investment commitments outstanding	50.0	50.0	—	—	—
Darwin LTIP	18.6	8.1	9.2	1.3	—
Gross reserve for losses and loss expenses	4,576.8	1,165.6	1,408.4	577.3	1,425.5

Total	$5,800.9	$1,518.6	$1,514.9	$673.1	$2,094.3

     As part of the acquisition of Darwin, we assumed Darwin’s Long Term Incentive Plan (“Darwin LTIP”) that Darwin had implemented for certain of its key employees. Initially, the Darwin LTIP allocated 20% of the underwriting profit for each year (premiums net of losses and expenses) plus 20% of the investment income based on average net assets outstanding in each year (at a deemed interest rate equal to the 10 year U.S. Treasury note rate) to the Darwin LTIP participants, based on their assigned percentage interests. Effective January 1, 2006, the Darwin LTIP was modified to reflect changes in the calculation of the underwriting profitability allocated to the participants of the Darwin LTIP. For 2006 and later years, the amount allocated to the participants is calculated as an amount equal to 20% of the underwriting profit less an amount equal to 5% of net premiums earned. In addition, imputed investment income will no longer be credited to the pool participants. Interests in these profit pools vest over a four-year period. The payments due are made in increments over the fourth, fifth and sixth years.
     The amounts included for reserve for losses and loss expenses reflect the estimated timing of expected loss payments on known claims and anticipated future claims as of December 31, 2008 and do not take reinsurance recoverables into account. Both the amount and timing of cash flows are uncertain and do not have contractual payout terms. For a discussion of these uncertainties, refer to “— Critical Accounting Policies — Reserve for Losses and Loss Expenses.” Due to the inherent uncertainty in the process of estimating the timing of these payments, there is a risk that the amounts paid in any period will differ significantly from those disclosed. Total estimated obligations will be funded by existing cash and investments.
Off-Balance Sheet Arrangements
     As of December 31, 2008, we did not have any off-balance sheet arrangements.